Exhibit 10.9

Bowne Translation Services
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New York, NY 10041
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BOWNE

Certificate of Accuracy

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number: **20060131**

Job Name: **Wachtell, Lipton, Rosen & Katz**

Job Description: **CONTRATO DE FINANCIACION No.1579 1/10/07**

Language from: **Spanish** into: **English**

Date: January 10, 2007

Paul Martinez
Project Coordinator

STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me
this date of January 10, 2007

Notary Public

ALBERT CASTRO
Notary Public, State of New York
No. 01CA6067878
Qualified in Kings County
Commission Expires 12-17-2009

A Member of the International Family of Bowne Companies

In Madrid, on December 21, 2006

SYNDICATED FINANCING AGREEMENT

Divided into TRANCHE A (REVOLVING LINE OF CREDIT) Maximum Amount: € 4,594,984,200.80 and TRANCHE B

(CURRENT-ACCOUNT LINE OF CREDIT)

Maximum Amount: € 1,083,277,312.52

BETWEEN FINANZAS DOS, S.A. As Obligee and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. THE ROYAL BANK OF SCOTLAND, PLC BANCA IMI S.P.A. BNP PARIBAS SPAIN BRANCH	BANCO SANTANDER CENTRAL HISPANO, S.A. NATEXIS BANQUES POPULAIRES, SPAIN BRANCH CALYON, SPAIN BRANCH

As Lending Institutions and BANCO CENTRAL HISPANO, S.A.

(LEGAL AND TAX CONSULTANTS)

TABLE OF CONTENTS

SECTION ONE – DEFINITIONS AND INTERPRETATION			10

1.	DEFINITIONS AND INTERPRETATION		10
	1.1	Definitions	10
	1.2	Principles of Interpretation	17

SECTION TWO – TRANCHE A (REVOLVING LINE OF CREDIT)			18

2.	GENERAL TERMS		18
	2.1	Amount	18
	2.2	Acceptance	18
	2.3	Use	18
	2.4	Distribution	19
	2.5	Acceptance by Lending Institutions of their shares	19

3.	DRAWDOWN OF FUNDS		19
	3.1	Drawdown of Funds	19
	3.2	Drawdown	20
	3.3	Delivery of Funds	21
	3.4	Conditions Precedent for Drawdowns of Tranche A	22
	3.5	Documentation of Tranche A Drawdowns	24

4.	INTEREST		24
	4.1	Accrual	24
	4.2	Daily, Annualized Accrual During Each Interest Period	24

5.	INTEREST RATE		24
	5.1	Division into Interest Periods	24
	5.2	Interest Rate	25
	5.3	Interest Payments	25

6.	MATURITY AND AMORTIZATION		25
	6.1	Ordinary Amortization	25
	6.2	Voluntary Accelerated Amortization	25
	6.3	Payment	26

7.	JOINT NATURE		27
	7.1	Joint Nature	27
	7.2	Effects of Breach by Any Lending Institution	27
	7.3	Extrajudicial and Judicial Actions of Lending Institutions	27
	7.4	Agreements of the Majority of Lending Institutions	27

SECTION THREE – TRANCHE B (CURRENT-ACCOUNT LINE OF CREDIT)			28

8.	GENERAL TERMS		28
	8.1	Amount	28

	8.2	Acceptance	29
	8.3	Use	29

9.	DRAWDOWN OF FUNDS		29

	9.1	First Drawdown of Tranche B	29
	9.2	Second and Subsequent Drawdowns of Tranche B	30

10.	INTEREST ON THE CURRENT-ACCOUNT LOAN		30

	10.1	Accrual	30
	10.2	Daily, Annualized Accrual During Each Interest Period	30
	10.3	Interest Periods	30

11.	INTEREST RATE ON TRANCHE B AND PAYMENT OF INTEREST		31

	11.1	Interest Rate	31
	11.2	Interest Payments	31

12.	EXCESS DRAWDOWNS		31

13.	REPAYMENT AND MATURITY		31

	13.1	Maturity	31
	13.2	Voluntary Accelerated Repayment	32

14.	GUARANTY		32

	14.1	Guaranteed Obligations	32
	14.2	Guaranty Upon First Demand	32
	14.3	Obligations of Guarantors	32
	14.4	Maximum Amount of Guaranty	33
	14.5	Joint Nature	34
	14.6	Effects of Breach by Any Guarantor	34
	14.7	Repayment	34
	14.8	Subrogation	34
	14.9	Risk Commission	34
	14.10	Drawdown Commission	34
	14.11	Recordation of Guaranty in Registry Books	35
	14.12	Effective Period of Guaranty	35

SECTION FOUR – TERMS AND CONDITIONS COMMON TO BOTH TRANCHES			35

15.	INTEREST RATE		35

	15.1	Calculation	35
	15.2	Reference Interest Rate and Substitution Rate	35
	15.3	Margin	37
	15.4	Procedure for Establishing Interest Rate	38
	15.5	Market Breakage	38

16.	ARREARS INTEREST		39

	16.1	Accrual of Arrears Interest on Unpaid Principal	39
	16.2	Capitalization of Ordinary Interest	39
	16.3	Liquidation and Payment or Capitalization of Arrears Interest	40

	16.4	Procedural Arrears Interest	40

17.	CHANGE OF CIRCUMSTANCES		40

	17.1	General Statement	40
	17.2	Increase in Costs or Reduction in Income	40
	17.3	Supervening Legal Noncompliance	41
	17.4	Mitigation of Consequences of the Change of Circumstances	41
	17.5	Foreseeable Changes of Circumstances	42
	17.6	Favorable Change of Circumstances	42

18.	OBLIGATORY ACCELERATED AMORTIZATION		42

	18.1	Amortization for Supervening Legal Noncompliance	42
	18.2	Amortization because of RCDS	42

19.	COMMISSIONS AND EXPENSES		43

	19.1	Insurance, Structuring, and Opening Commissions	43
	19.2	Agency Commission	43
	19.3	Drawdown Commission	43
	19.4	Expenses and Taxes Derived from Financing Agreement	44

20.	TAXES		44

	20.1	Net Tax Payments	44
	20.2	Recovery and Return of Tax Withholdings	44

21.	PAYMENTS		45

	21.1	Method of Payment	45
	21.2	Finality and Irrevocability of Payments	45
	21.3	Allocation	45
	21.4	Proportional Distribution of Payments to Lending Institutions	46
	21.5	Netting of Balances	47
	21.6	Indemnification of Damages Caused to Lending Institutions for Breakage of
		Interest Periods	47

22.	ACCOUNTS		48

	22.1	Agent’s Accounts	48
	22.2	Account of Each Lending Institution	48
	22.3	Bookkeeping in Case of Assignment	48

23.	REPRESENTATIONS AND WARRANTIES		48

	23.1	Representations and Warranties	48
	23.2	Reiteration of Representations and Warranties	50

24.	OBLIGATIONS		50

	24.1	Reporting Obligation	50
	24.2	Obligations Regarding Accounting, Annual Accounts and Auditing	51
	24.3	Obligations Regarding Business Activity	52
	24.4	Obligations of a Corporate or Company Nature	52
	24.5	Financial Obligations	53
	24.6	Obligations to Comply with Financial Ratios	55

25.	AGENCY		55

	25.1	Appointment	55
	25.2	Content of the Mandate	55
	25.3	Agent’s Responsibility to Lending Institutions	57
	25.4	Reimbursement of Amounts to the Agent	58
	25.5	Resignation of the Agent	58
	25.6	Revocation of the Agent	59

26.	ASSIGNMENT		59

	26.1	Prohibition Against Assignment by Obligee	59
	26.2	Assignment by Lending Institutions: Requirements	59

27.	ACCELERATED MATURITY		60

	27.1	Accelerated Maturity for Default on Obligations	60
	27.2	Accelerated Maturity for Reduction in Solvency of Obligee or Change in
		the Economic Assumptions or Conditions of this Agreement	61
	27.3	Accelerated Maturity for Reduction in Solvency of ACCIONA	63
	27.4	Alternatives for Lending Institutions	64
	27.5	Termination by Decision of the Majority of Lending Institutions: Binding Nature	65
	27.6	Individual Termination Without Agreement of the Majority of Lending Institutions	65
	27.7	Procedure With Respect to Obligee	65
	27.8	Accrual of Arrears Interest	66

SECTION FIVE – EXECUTION			66

28.	EXECUTION OF THE FINANCING AGREEMENT		66

	28.1	Determination of the Net Amount	66
	28.2	Procedure and Methods of Execution, General and Special	67
	28.3	Miscellaneous Provisions	67

SECTION SIX – MISCELLANEOUS			68

29.	MISCELLANEOUS STIPULATIONS		68

	29.1	Correspondence and Addresses	68
	29.2	Full Agreement	74
	29.3	Novation	74

30.	LAW AND FORUM		75

	30.1	Applicable Law	75
	30.2	Judicial Forum	75

31.	CONFIDENTIALITY		75

32.	CERTIFIED DOCUMENT		75

LIST OF APPENDICES

Appendix 3.2.1	Sample Request for Drawdown of Tranche A

FINANCING AGREEMENT

In Madrid, on December 21, 2006

APPEARING

Party of the first part,

  Mr. Juan Gallardo Cruces, of age of majority, ID No. 691.950-H and Mr. José Ángel Tejero Santos, of age of majority, with ID No. 52.570.589-H, on behalf and in representation of FINANZAS DOS, S.A. (hereinafter, the “Obligee”), with domicile in Madrid, Calle Juan de Mena No. 8, and C.I.F. No. A-80062755, duly authorized to grant this agreement in virtue of the power of attorney granted before the Notary of Madrid, Mr. Manuel Rodríguez Marín, on December 20, 2006, under serial number 4,000 of his protocol.

And, party of the second part,

  Mr. Manuel Pérez Peral, of age of majority, with ID No. 27.300.295-P and Mr. Ignacio Domínguez-Adame Bozzano, of age of majority, with ID No. 51.391-826-M, on behalf and in representation of BANCO SANTANDER CENTRAL HISPANO, S.A.U. (hereinafter “SAN,” or the “Agent”), with domicile in Santander, Paseo de Pereda number 9 to 12 and C.I.F. number A-39000013, duly authorized to grant this agreement in virtue of the power of attorney granted before the Notary of the Illustrious College of Burgos Mr. José María de Prada Díez, on March 1, 2002, under serial number 574 of his protocol.
  Mr. Jose Maria Arana Arbide, of age of majority, with ID No. 15.940.550-D and Mr. Francisco Javier Sierra Sopranis, of age of majority, with ID No. 42.090.468-P, on behalf and in representation of THE ROYAL BANK OF SCOTLAND, PLC (hereinafter “RBS”), with domicile at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland, duly registered in the Commercial Registry of Scotland under number 90312, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Notary of Madrid Mr. Antonio de la Esperanza Rodriguez, on September 19, 2006, under serial number 5,388 of his protocol.
  Mr. José Gefaell Camochin, of age of majority, with ID No. 36.045.004-W and Mr. José Serrano-Suñer de Hoyos, of age of majority with ID No. 7.240.457-B, on behalf and in representation of BNP PARIBAS, Spain Branch (hereinafter “BNP”), with domicile in Madrid, Calle Ribera del Loira number 28 and C.I.F. number A-0011117-I, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Notary of Madrid Mr. Miguel Ruiz Gallardón García de la Rasilla, on February 10, 2005, under serial number 963 of his protocol and before the same Notary, on July 12, 2006, under serial number 5,797 of his protocol.

  Mr. Rolando Menor Aguilera, of age of majority, with ID No. 50.820.688-A and Mr. Javier Álvarez-Rendueles Villar, of age of majority, with ID No. 7.230.899-K, on behalf and in representation of CALYON, Spain Branch (hereinafter, “CALYON”), with domicile in Madrid, Paseo de la Castellana number 1 and C.I.F. number A-0011043-G, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Notary of Madrid Mr. José Manuel García-Lozano Zulueta, on July 28, 2004, under serial number 951 of his protocol, and before the same Notary, on April 18, 2005, under serial number 359 of his protocol.
  Mr. Fernando Vázquez de la Puerta, of age of majority, with ID No. 401.727-D and Mr. Juan Gortázar Sánchez-Torres, of age of majority, with ID No. 50.838.339-J, on behalf and in representation of BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (hereinafter, “BBVA”), with domicile in Bilbao, Plaza de San Nicolás number 4 and C.I.F. number A-48265169, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Bilbao Notary Mr. José María Arriola Arana, on March 17, 2003, under serial number 418 of his protocol and before the Notary of Bilbao Mr. José Ignacio Uranga Otaegui, on June 6, 2000, under serial number 2,174 of his protocol.
  Mr. José Guardo Galdón, of age of majority, with ID No. 18.965.340-D, on behalf and in representation of BANCA IMI S.P.A. (hereinafter “IMI”), with domicile in Milan (Italy), Corso Matteotti number 6, and registered in the companies registry under number 01988810154, duly authorized to grant this agreement in virtue of a power of attorney granted before the Notary of Milan Mrs. Mónica de Paoli, on December 21, 2006.
  Mr. Ricardo Teissiere Carrión, of age of majority, with ID No. 00698785-E and Mr. José Luís Sánchez García, of age of majority, with ID No. 46112737-Z, on behalf and in representation of NATEXIS BANQUES POPULAIRES, Spain Branch (hereinafter “NATEXIS”), with domicile at Paseo de Recoletos 7-9 and C.I.F. number N-0013055I, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Notary of Madrid Mr.Pablo de la Esperanza Rodríguez, on April 19, 2006, under serial number 1693 of his protocol, and before the Notary of Madrid Mr. Antonio de la Esperanza Rodríguez, on September 20, 2001,under serial number 4,060 of his protocol.

Hereinafter and without prejudice to that stipulated subsequently in this agreement, SAN, RBS, BNP, CALYON, BBVA, IMI and NATEXIS shall be jointly called the “Lending Institutions.”

STATING

I.	On September 25, 2006, Obligee, a company 100% held by ACCIONA, S.A. (hereinafter “ACCIONA”), acquired 10% of the shares representing the capital stock of Endesa, S.A., (hereinafter, “ENDESA”), and subsequently up to an approximate amount of 20%, that is to say, 211,750,424 shares (hereafter, the “ENDESA Shares”) listed for trading on the stock exchanging and represented through an accounting entry at Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (“IBERCLEAR”).

II.	Obligee, acting with the financial support of ACCIONA, initially financed payment of the price of the purchase and sale described by charging to a short-term line of credit signed on September 26, 2006 with Banco Santander Central Hispano, S.A., (hereinafter “SAN” or the “Agent”) in an amount of THREE BILLION FOUR HUNDRED SEVENTY-FIVE MILLION EUROS (€ 3,475,000,000), maturing next February 28, 2007, which was novated on November 15, 2006 (the “Bridge Loan”) and it is interested in paying off part of the debts arising from the Bridge Loan by charging against the financing granted in virtue of this Agreement and the Subordinated Loan Agreement received from ACCIONA.

III.	For the purposes described in the prior statement ACCIONA shall grant Obligee a Subordinated Loan Agreement in the amount of ONE BILLION FOUR HUNDRED NINETEEN MILLION

FIVE HUNDRED SIXTY-FIVE THOUSAND THREE HUNDRED SEVENTY EIGHT EUROS AND THIRTY-THREE CENTS (€ 1,419,565,378.33), the execution and disbursement of such transaction being an essential requirement for the availability of this financing.

IV.	Obligee has appeared before the Lending Institutions in order to obtain bank financing to pay off part of the initial short-term financing. The Lending Institutions have offered to provide the Obligee financing against the granting of certain guarantees by it and that of its shareholder ACCIONA.

V.	Within this framework, simultaneously with this agreement, the following are granted (as defined below):

The ACCIONA Financing Agreement.

The ACCIONA Support Agreement.

The Guaranty Agreement.

The Financial Transaction Framework Agreements.

VI.	In virtue of the aforesaid and, essential in nature, (i) the veracity of the representations and guaranties and the performance of all the obligations (either to pay, to do, not to do, mere reporting or of any other nature) that the Obligee undertakes, assumes or accepts in this Agreement, and (ii) the guarantees granted by the Obligee and ACCIONA in virtue of the Guaranty Agreement, the Lending Institutions are willing to provide such financing to the Obligee, without prejudice to such subsequent assignments as such institutions may make.

VII.	The Lending Institutions are likewise interested in SAN’s acting as their agent, SAN being willing to assume performance of the pertinent agency functions pursuant to the provisions of this Agreement.

As a result of the aforesaid, the parties enter into this agreement and, in virtue hereof, the Lending Institutions grant the Obligee syndicated financing, pursuant to the stipulations established below.

SECTION ONE – DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

	1.1.1	General Definitions. In addition to the definitions contained throughout, the following terms, employed both in the singular and plural, shall have in this agreement the meanings defined below:

ENDESA Shares	The 211,750,424 shares representing approximately 20% of the capital stock of Endesa, S.A., acquired by the Obligee.

SHAREHOLDER or the Shareholder Guaranteed Creditors Agent Guaranty

ACCIONA, S.A.

Jointly, the Lending Institutions and the Derivative Providers.

SAN or such other entity as replaces it in virtue of Stipulation 25.

The guaranty provided by the Guarantors in virtue of Stipulation 14 of this Agreement.

Guarantors

RBS, BBVA, CALYON, NATEXIS, IMI and BNP, as well as such other financial institutions as at any time have the capacity as guarantors in virtue of this Agreement or who may replace the prior ones in virtue of the provisions of Stipulation 26.2.

Obligee’s Material Adverse Change

Any circumstance or fact that might or does negatively or materially affect, now or in the future, the financial position, capital, or capacity of the Obligee to meet its obligations derived from the Financing Documents.

Purchase and Sale Interest-Rate Hedge Agreements

The purchase and sale of the ENDESA stock indicated in Preamble I.

The financial derivatives which the Obligee shall contract subject to the terms and conditions of Section 24.5.11 of this Agreement and the Financial Transaction Framework Agreements.

Financing Agreement ACCIONA Financing Agreement

This agreement.

The financing agreement granted on this date to ACCIONA by the Lending Institutions intervening in this Agreement, in the amount of TWO BILLION FIVE HUNDRED TWELVE MILLION EIGHT HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED SIXTY- SEVEN EUROS AND NINETY-TWO CENTS (€ 2,512,894,267.92).

Guaranty Agreement

The agreement signed by the Obligee and ACCIONA with the Lending Institutions simultaneously with this Agreement, in virtue of which: (i) Obligee shall pledge the Endesa Shares; (ii) Obligee shall pledge the credit rights derived from the Loan Account Current Account and the Main Account; (iii) Obligee shall pledge the credit rights held in virtue of the ACCIONA support documents and the Interest-Rate Hedge Agreements signed under the Financial Transactions Framework Agreements; (iv) ACCIONA shall pledge one hundred percent (100%) of the Obligee’s shares; (v) ACCIONA shall pledge the credit rights derived from the Subordinated Debt contributions; and (vi) the relations between the Lending Institutions with respect to the Guaranties are regulated.

Financial Transaction Framework Agreements Subordinated Loan Agreement ACCIONA Support Agreement

The CMOF’s signed today by the Obligee with SAN, RBS, CALYON, NATEXIS, IMI, BNP, and BBVA.

The loan agreement granted by ACCIONA to the Obligee indicated in Preamble III.

The agreement entered into by and among the Lending Institutions, ACCIONA, and the Obligee, on the date this Financing Agreement is signed.

Breakage or Funding Costs

An amount equivalent to the damages derived by the Lending Institutions directly resulting from an eventual reduction in profitability suffered by the Lending Institutions as a result of the cancellation, renewal, or alteration of the credit transactions destined to finance this transaction or the imbalance between the debit and credit positions with respect to the profitability that might have been obtained (excluding the margin) if it had been amortized on a date coinciding with that of the termination of an Interest Period or if the amount requested had been drawn down on the date requested to that end.

Loan Account Current Account

Account no. 00491500-211-0404700 opened by the Obligee at the Agent or, if applicable, such other as the Agent and the Obligee agree in the future, upon consent from the Majority of the Lending Institutions.

Main Account	The account opened by the Obligee at the Agent with number 0049-1500-05-2610402090.

Senior Debt	At all times, all amounts of unpaid principal charged to the Financing and any other net amounts due and payable under this Agreement which are pending payment.

Subordinated Debt	The amounts owed by the Obligee to ACCIONA and paid by it to the Obligee, except such tax credit as if applicable ACCIONA must pay pursuant to the ACCIONA Support Agreement.

Business Day

For the effects of establishing rates, all the days of the week except the days on which the Trans-European Automated Real Time Gross- Settlement Express Tra[n]sfer System (TARGET) is closed or not operational.

For all other effects, all the days of the week, except: (i) Saturdays, Sundays, and holidays in the city of Madrid, and (ii) the days on which the Trans-European Automated Real Time Gross-Settlement Express Tra[n]sfer System (TARGET) is closed or not operational.

Drawdown	Means each of the drawdowns of funds made by the Obligee under Tranche A or Tranche B.

Financing Documents

Jointly, the Financing Agreement, the ACCIONA Financing Agreement, the ACCIONA Support Agreement, the Subordinated Loan Agreement, the Guaranty Agreement and the Interest-Rate Hedge Agreements signed under the Financial Transaction Framework Agreements, as well as the commission letters related to such agreements and any other documents as in the future amend or implement the provisions of any of the aforementioned agreements.

Reference Entities	The credit entities designated in Section 15.2.2 (ii), or such as replace them in virtue of the provisions of Section 15.2.2 (iv).

Lending Institutions or Lenders

SAN, BBVA, RBS, CALYON, NATEXIS, IMI and BNP, as well as such other financial institutions as at any time have the capacity of lenders with respect to the Financing or which might replace the prior ones in virtue of the provisions of Stipulation 26.2.

Measurement Date	The date derived from the following: (a) Monthly: if no amount of Tranche B has been amortized, it shall be the first Tuesday of every month at 9:00 a.m.

(b)       Biweekly: when an amount less than 25% of the total amount of Tranche B has been amortized, it shall be the first Tuesday of every two weeks at 9:00 a.m.

(c)        Weekly: when an amount greater than 25% and less than 75% of the total amount of Tranche B has been amortized, it shall be the Tuesday of every week at 9:00 a.m.

If any of the Tuesdays stipulated in sections (a) to (c), above, is not a Business Day, the Measurement Date shall be the very next Business Day.

(d)         Daily: this shall be all Business Days at 9:00 a.m., if any of the following circumstances occurs:

(i) when an amount greater than 75% of the total amount of Tranche B has been amortized;

(ii) when a Case of Accelerated Maturity has occurred which was reported by the Agent to the Obligee, and insofar as such case subsists;

(iii) on all dates when a Drawdown request and/or delivery of funds charged to this Financing occurs; or

(iv) when the Market Value of the ENDESA Shares is less than 24.95 euros per share.

Final Maturity Date Financing	The date of the sixth anniversary of the signing of this Agreement. Jointly, Tranche A and Tranche B.

Guaranties	The set of guaranties granted at all times in relation to the Financing Agreement and the Interest-Rate Hedge Agreements, expressly including those granted in virtue of the Guaranty Agreement.

Maximum Amount of Tranche A Maximum Amount of Tranche B Unused Amount of Tranche A Unused Amount of Tranche B Bankruptcy Act Margin

The amount cited in Stipulation 2.1.

The amount cited in Stipulation 8.1.

The Maximum Amount of Tranche A reduced by the principal amount of outstanding Drawdowns made charged to Tranche A.

The Maximum Amount of Tranche B reduced by the outstanding debit balance of Tranche B.

Bankruptcy Act 22/2003, of July 9.

The applicable percentage for Tranche A or Tranche B, as established in Stipulation 15.3.

Majority of Lending Institutions

The Lending Institutions whose participation in the drawn-down principal of the Financing representing at all times at least 66 percent of the total amount thereof. To this end, the principal of Tranche B guaranteed by each of them under the Guaranty shall be deemed the Guarantors’ participation, and the debit balance of Tranche B that has the Guaranty of the Guarantors shall not be deemed the Agent’s participation. In any case, the Majority of the Lending Institutions shall be comprised of more than one Lending Institution. If the Financing has not been drawn down, for the effects of determining the proportion interest indicated, the committed participation by the Lending Institution in Tranche A shall be used.

Guaranteed Obligations

At all times, in relation to the outstanding balance related to the payment obligations assumed by the Lender in virtue of Tranche B, (which shall include the payment of principal, interest, and arrears interest, with the quantitative limits established in Section 14.4 of this Agreement), an amount equivalent to applying to such outstanding balance a percentage interest equivalent to the sum of the percentage interests of each one of the Guarantors.

This participation at the initial moment is forty-nine point ninety-five percent (49.95%).

Tranche A Drawdown Period

This shall be the period between the date on which the conditions for the Drawdown of the Financing pursuant to the provisions of Section 3.3.2 of this agreement (inclusive) are met and the Business Day prior to the Final Maturity Date.

Tranche B Drawdown Period

This shall be the period between the date on which the conditions for the Drawdown of the Financing pursuant to the provisions of Section 3.3.2 (inclusive) are met and the Business Day prior to the Final Maturity Date.

Interest Period

Indistinctly, (i) each of the successive periods defined in Stipulation 5.1 with respect to the Drawdown charged to Tranche A, or (ii) each of the successive interest generation periods applicable to the outstanding debit balance at all times of Tranche B cited in Stipulation 10.3.

Bridge Loan Temporary Subordinated Loans

The loan agreement granted by SAN, which is described in Preamble II.

The subordinated loans granted by ACCIONA to the Obligee, dated November 23 and 30, 2006, in the amounts, respectively, of eight million five hundred forty-six thousand four hundred twenty seven euros (€ 8,546,427) and fifteen million fifty thousand euros (€ 15,050,000).

Derivative Providers Senior Debt Hedge Ratio or “RCDS”

SAN, RBS CALYON, NATEXIS, IMI, BNP and BBVA, or any other entities that are parties to the Interest-Rate Hedge Agreements.

On the Measurement Date in question, the coefficient between: (A) the Market Value of the ENDESA Shares (that are owned at any time by the Obligee); and (B) the sum of (i) the Senior Debt, and (ii) the unpaid interest, expenses, and commissions accrued under the Financing, less (iii) the credit balance of the Main Account and (iv) the credit balance of the Loan Account Current Account.

Case of Accelerated Maturity Tranche A

This shall be any of the events established in Stipulation 27.

The “revolving” line of credit in the amount of four billion five hundred ninety-four million nine hundred eighty-four thousand two hundred euros and eighty cents (€ 4,594,984,200.80) granted pursuant to the provisions of Section Two of this Agreement.

Tranche B

The current account line of credit in the maximum amount of one billion eighty-three million two hundred seventy-seven thousand three hundred twelve euros and fifty-two cents (€ 1,083,277,312.52), granted pursuant to the provisions of Section Three of this Agreement, and implemented in the Loan Account Current Account.

ENDESA Market Value of the ENDESA Shares

Endesa, S.A.

This shall be the price of one share of ENDESA that is published on the official website of the Madrid Stock Exchange at the close of the Madrid Stock Exchange on the Business Day immediately prior to the Measurement Date, multiplied by the number of ENDESA shares.

1.2	Principles of Interpretation

	1.2.1	The appendices form part of the agreement: Any reference made to “this agreement” in this document or in its appendices, shall be construed as made to this document and to all its appendices, which form an integral part of this agreement.

	1.2.2	Group: The terms “group,” “consolidated group,” or “ACCIONA group” used in lower-case, except if the context requires otherwise, shall have the meaning indicated in Article 42 of the Commercial Code.

	1.2.3	Person: The word person shall mean natural or legal persons of any type, public or private. Except if expressly stipulated otherwise, any reference to the Obligee, the Shareholder, the Lending Institutions, the Agent, or any other person, includes the successors of such person and the allowed assigns. Specifically, any reference made to the Lending Institutions shall include, insofar as they retain their participation in the Financing, the Lending Institutions at the date of this agreement and any other entity that might acquire a share in the Financing.

	1.2.4	Headings and Titles. The headings and titles of the stipulations, sections, subsections, and paragraphs of this agreement and its appendices are for convenience only, and they do not constitute in and of themselves any agreement whatsoever among the parties nor do they have an interpretative value in and of themselves.

	1.2.5	Calculation of Terms. Except when expressly established otherwise in this agreement (i) terms expressed in “days” refer to calendar days, calculated from the calendar day immediately after that of the start of the calculation, inclusive, through the last calendar day of the term, inclusive; (ii) terms expressed in “Business Days” refer to Business Days, calculated from the Business Day immediately after the calendar day of the start of the calculation, inclusive, through the last Business Day of the term, inclusive; and (iii)

terms expressed in months shall be calculated from the start day of the calculation, inclusive, through the same day of the last month of the term, except if such date does not exist in the last month of the term, in which case the term shall end on the last calendar day of such month.

Except if expressly established otherwise in this Agreement, if pursuant to the principles established in the preceding paragraph, the last day of the term is not a Business Day, the term in question shall be deemed automatically extended to the very next Business Day except if the latter corresponds to the next month, in which case the term shall be shortened to the preceding Business Day; this rule shall likewise be applicable in the cases in which, without establishing a term, specific dates or dates certain are established in this agreement for the performance of the parties’ specific obligations and such date is not a Business Day.

1.2.6 Calculation of Time. The time references in this agreement shall be construed as the official time of the city of Madrid.

SECTION TWO – TRANCHE A (REVOLVING LINE OF CREDIT)

2.	GENERAL TERMS

2.1	Amount

The Lending Institutions grant the Obligee a business loan in the total maximum amount of FOUR BILLION FIVE HUNDRED NINETY-FOUR MILLION NINE HUNDRED EIGHTY- FOUR THOUSAND TWO HUNDRED EUROS AND EIGHTY CENTS (€ 4,594,984,200.80).

2.2	Acceptance

Obligee accepts the credit limit under Tranche A and undertakes to draw it down pursuant to the terms and conditions established in this agreement, and to return the principal drawn down and pay its interest. Likewise, it undertakes to pay the commissions, costs, taxes, and expenses charged against or derived from it and to comply with its remaining obligations pursuant to the provisions of this Financing Agreement.

2.3	Use

	2.3.1	First Drawdown. Obligee shall use the entirety of the first Drawdown of Tranche A to amortize in part the principal of the Bridge Loan and the principal and interest of the Temporary Subordinated Loans.

	2.3.2	Second and Subsequent Drawdowns. If there are accelerated amortizations of Tranche A, Obligee shall use the second and subsequent Drawdowns of Tranche A for reimbursement of the principal of the Subordinated

Debt, subject to the provisions of this Agreement and the ACCIONA Support Agreement.

2.3.3 Monitoring. No Lending Institution assumes the obligation of monitoring compliance by the Obligee of the obligations assumed in virtue of this section. Notwithstanding, the Agent may request from the Obligee such information as it reasonably deems appropriate to that end.

2.4	Distribution

The maximum amount of Tranche A is distributed among the Lending Institutions pursuant to the following participations:

Lending Institution	Maximum Amount	Percentage
	of Tranche A (euros)

SAN	2,295,011,434.26	49.950%
CALYON	224,387,586.98	4.880%
BBVA	560,968,967.45	12.210%
RBS	336,581,380.47	7.325%
BNP	336,581,380.47	7.325%
NATEXIS	280,484,483.72	6.100%
IMI	560,968,967.45	12.210%
TOTAL	4,594,984,200.80	100.00%

As a result of any assignment made in virtue of the provisions of Stipulation 26.2, any new or existing Lending Institution that acquires a share of Tranche A or increases its participation therein, shall accept and assume the amount of the share in Tranche A acquired and the amounts and percentages detailed above shall be construed as amended as a result.

2.5	Acceptance by Lending Institutions of their shares

The Lending Institutions accept and assume the amount of each one of their respective shares in Tranche A under the conditions established in this Financing Agreement.

3.	DRAWDOWN OF FUNDS

3.1	Drawdown of Funds

Obligee may draw down the funds under Tranche A in one or several Drawdowns, within the Tranche A Drawdown Period, although with the limits established below.

3.2	Drawdown

	3.2.1	Request. Obligee may drawn down the funds charged to Tranche A, and must to that end send the appropriate Drawdown request by letter or fax followed by a letter with the signature of a duly authorized person pursuant to the sample attached as Appendix 3.2.1, which shall specify:

(a) The date designated for the delivery of the funds charged to the Drawdown
(which, if applicable, shall coincide with the last day of the Drawdown Interest
Period in effect at that time).

(b) The total amount of the Drawdown.

(c) The statement that, on the date of the Drawdown request: (i) no Adverse
Material Change has occurred with respect to the Obligee; (ii) the representations and guaranties established in Stipulation 23 remain in full force and effect; and
(iii) no Case of Accelerated Maturity has occurred or is foreseeable.

	3.2.2	Date of the Request. Obligee shall send the request for the Drawdown to the Agent prior to 11:00 a.m. on the fifth Business Day immediately preceding the delivery of the funds corresponding to such Drawdown.

In virtue of the signing of this Agreement, Obligee makes a request for Drawdown for
December 29, 2006.

	3.2.3	Drawdown Dates. The date designated for delivery by the Lending Institutions of the
Drawdown funds shall be any Business Day within the Drawdown Period for Tranche A.
If there is an outstanding Drawdown on the date of the request, the date designated for delivery by the Lending Institutions of the funds for the new Drawdown shall coincide with the end date of the current Interest Period for the current Drawdown, such that both
Drawdowns are consolidated into a single Drawdown.

Pursuant to the provisions of Stipulation 3.2.2, above, the delivery date of the first
Drawdown shall be December 29, 2006.

	3.2.4	Amount of the Drawdowns. The Drawdowns for Tranche A shall comply with the following amount limits:

(a) The first Drawdown for Tranche A is requested, pursuant to Stipulation 3.2.2 above, at the amount of FOUR BILLION FIVE HUNDRED NINETY-FOUR
MILLION NINE HUNDRED EIGHTY-FOUR THOUSAND TWO HUNDRED
EUROS AND EIGHTY CENTS (€ 4,594,984,200.80).

(b) The second and subsequent Drawdowns of Tranche A shall be made for minimum amounts of TEN MILLION EUROS (€ 10,000,000) and, if they are in excess of such amount, they shall be in whole multiples of ONE MILLION
EUROS (1,000,000). The Drawdown that exhausts the Unused Amount of
Tranche A shall be excluded from this rule. The amount of the Drawdown requested for Tranche A may never exceed the Maximum Amount of Tranche A.

	3.2.5	Irrevocability. The request for Drawdown shall be irrevocable once received by the
Agent, the Obligee being obligated to draw down the amount requested on the date and in the amounts indicated.

	3.2.6	Notification to Lending Institutions. The Agent shall send the Drawdown request to the
Lending Institutions by no later than 15:00 hours on the same Business Day as that on which it receives such request.

3.3	Delivery of Funds

	3.3.1	Delivery of the Funds. The Lending Institutions, on the date designated in each
Drawdown request, shall deposit the amount corresponding to the amount of such
Drawdown in the proportion corresponding to their share in Tranche A through an OMF or TARGET transfer to the Agent in its treasury account in the Bank of Spain (or, alternatively, in any other account they may agree with the Agent), prior to 13:00 hours.

	3.3.2	Delivery of the First Drawdown. In relation to the first Drawdown of Tranche A, on
December 29, 2006, the Agent shall deliver to the Obligee the following amounts received from the Lending Institutions:

(i) the amount of FOUR BILLION FIVE HUNDRED SEVENTY-ONE MILLION
THREE HUNDRED EIGHTY-SEVEN THOUSAND SEVEN HUNDRED
SEVENTY-THREE EUROS AND EIGHTY CENTS (€ 4,571,387,773.80),
directly in the Main Account to amortize the Bridge Loan, such that, except for a cause unrelated to the Agent or, if applicable, to the Lending Institutions, such amount is available to the Obligee with a value-date other that the date indicated
in the corresponding request for delivery of the Drawdown; and

(ii) the amount of TWENTY-THREE MILLION FIVE HUNDRED NINETY-SIX
THOUSAND FOUR HUNDRED TWENTY-SEVEN EUROS (€ 23,596,427)
through a bank transfer to account no. 0049 1500 00 2010165977 open at the
Agent in the name of ACCIONA, to amortize the Temporary Subordinated
Loans.

The Agent is irrevocably authorized by [the Obligee] to undertake the transfers described in this section, pursuant to the terms and conditions thereof.

It is clarified that the Agent shall not have an obligation to supplement the amount credited if one or several of the Lending Institutions do not fully make or make partial payment of the amount corresponding to their share of Tranche A within the term established in the preceding paragraphs.

Payment into the accounts cited in the preceding paragraphs shall imply the most effective payment letter and recognition of delivery of funds charged to the first
Drawdown by the Obligee.

	3.3.3	Delivery of Subsequent Drawdowns. For subsequent Drawdowns of Tranche A, the
Agent shall deliver on that same date to the Obligee the amount received from the
Lending Institution by payment thereof into the Main Account, such that, except for any cause alien to the Agent or, if applicable, the Lending Institutions, such amount is available to the Obligee with a value-date of the date indicated in the corresponding request for delivery of the Drawdown [sic]. It is clarified that the Agent shall not have an obligation to supplement the amount credited if one or several of the Lending Institutions do not fully make or make partial payment of the amount corresponding to their share of
Tranche A within the term established in the preceding paragraphs.

Payment into the Main Account shall imply the most effective payment letter and recognition of delivery of funds charged to the first Drawdown by the Obligee.

3.4	Conditions Precedent for Drawdowns of Tranche A

The Lending Institutions shall not be obligated to pay the amount corresponding to any
Drawdown of Tranche A, and the Obligee shall not have a right to request them, until such time as the Agent has proved compliance with the conditions precedent established in this Stipulation.

	3.4.1	Conditions Precedent for the First Drawdown. The delivery of the first Drawdown of
Tranche A shall be subject to performance of the following conditions precedent.

(i) Ownership of the ENDESA Shares by the Obligee shall have been proved through a certification of standing issued by Banco Santander Central Hispano,
S.A., as a member depositary institution for such securities.

(ii) The rest of the Financing Documents shall have been signed.

(iii)		The advisor of Lending Institutions shall have issued its legal opinion, in a manner satisfactory to the Lending Institutions.

(iv)		The Agent shall have received a balance sheet from the Obligee closed as at the date this Agreement is signed, certified by its sole administrator or person authorized to that end.

(v)		On the date of the Drawdown request and on the date of delivery of the funds, the
Senior Debt Hedge Ratio calculated with respect to the date immediately prior to the aforementioned two shall be greater than or equal to 1.15.

	-	For the effects of calculating the RCDS for delivery of the first
Drawdown of Tranche A, the Maximum Amount of Tranche A and the
Maximum Amount of Tranche B shall be used for calculating the Senior
Debt, even if on the calculation date these have not yet been drawn down.

	-	For the effects of calculating the RCDS for delivery of the second and subsequent Drawdowns of Tranche A, the Used Amount of Tranche A
and of Tranche B, as well as the amount whose drawdown is requested, shall be used.

If in the measurement of the RCDS that is made on the delivery date of the funds the RCDS is not greater than or equal to 1.15, the Obligee shall pay to the
Lending Institutions the Breakage or Funding Costs caused because the
Drawdown was not made.

(vi)		The Subordinated Loan Agreement shall be signed and fully disbursed.

(vii)		Obligee shall have obtained the Financial Transaction Number for completion and presentation of Form PE-1 in the corresponding registry.

In addition, the following shall be conditions precedent for the first and subsequent drawdowns:

(viii)		The statements contained in paragraph (c) of Section 3.2.1 shall be true, correct, and accurate in their entirety and shall not cease to be so on the date stipulated for delivery of the funds.

(ix)		Obligee shall not have defaulted on any of its obligations derived from this
Agreement, nor shall it have incurred a Case

of Accelerated Maturity, nor shall the delivery of the Drawdown cause it to incur a Case of Accelerated Maturity.

(x) Obligee shall have requested the Drawdown pursuant to the provisions of this
Agreement.

3.5		Documentation of Tranche A Drawdowns

The Agent may request at any time that the Obligee reflect in a certified document the delivery of the funds corresponding to each Drawdown of Tranche A and receipt thereof by the Obligee, as well as the balance drawn down at any time of Tranche A. Obligee shall grant such certified document within the seven (7) calendar days after such request and, likewise, within that same period, provide an authorized copy of the corresponding certified document to the Agent, the costs derived therefrom being borne by the Obligee.

4.		INTEREST

4.1	Accrual

The unpaid drawdown principal of Tranche A shall accrue interest in favor of the Lending
Institutions at the rate of a variable interest rate calculated pursuant to Stipulation 15.

4.2		Daily, Annualized Accrual During Each Interest Period

Interest shall accrue daily, based on a three hundred sixty (360) day year, and it shall be calculated by the calendar days transpiring in each Interest Period, including the first day and excluding the last.

5.		INTEREST RATE

5.1		Division into Interest Periods

For the effects of calculating interest, the time between the Drawdown date of Tranche A and the
Final Maturity Date shall be deemed divided into successive Interest Periods, the first day of each
Interest Period coinciding with the last day of the immediately preceding Interest Period.

	5.1.1	Duration of Interest Periods and Limitations. The Interest Periods shall be three (3) or six (6) months, at the discretion of the Obligee, except insofar as: (i) the first Interest
Period, whose duration shall be from the date of the first Drawdown through January 30,
2007 (inclusive), and (ii) the last Interest Period whose end date shall necessarily coincide with the Final Maturity Date.

	5.1.2	Termination of an Interest Period on a Non-Business Day. For calculating the duration of an interest period, if the last day thereof is not a Business Day, maturity shall occur on the very next Business Day, except if this

occurs in another month, in which case the interest period shall be construed as ending on the immediately prior Business Day. The interest payment for such Interest Period and that of the next, shall take into account the eventual adjustment that occurs, taking into consideration that the next Interest Period shall end on the same date as would have corresponded to it if the aforementioned circumstances had not occurred.

5.2	Interest Rate

The nominal annual interest rate applicable to each Interest Period shall be that determined pursuant to the provisions of Stipulation 15.

5.3	Interest Payments

At the end date of each Interest Period the interest accrued during such period shall be subject to payment, and paid by the Obligee to the Agent on the same day.

6.	MATURITY AND AMORTIZATION

6.1	Ordinary Amortization

Obligee shall amortize the entirety of the principal drawn down charged to Tranche A, in a lump sum payment payable on the Final Maturity Date.

6.2	Voluntary Accelerated Amortization

Notwithstanding the provisions of Stipulation 6.1, voluntary accelerated amortization of Tranche
A shall be governed by the following:

	6.2.1	Minimum Amount and Multiples of Accelerated Amortizations. Except in case of amortization of the entirety of Tranche A, voluntary accelerated amortization may only be undertaken in a minimum amount of TWENTY-FIVE MILLION EUROS (€
25,000,000) or, if greater, in whole multiples of FIVE MILLION EUROS (€ 5,000,000).

	6.2.2	Advance Notice of Accelerated Amortization. Obligee shall have notified the Agent in writing of its intent at least fifteen (15) Business Days in advance of the date on which it is going to accelerate amortization, indicating the amount and date of accelerated amortization which shall coincide with the end date of an Interest Period or otherwise it shall be subject to the obligation to indemnify pursuant to the provisions of Stipulation
21.6.

	6.2.3	Irrevocability of the Notice of Accelerated Amortization. Once notification of the accelerated amortization is received by the Agent, the Obligee’s decision shall be deemed irrevocable, and default thereon, both in terms of the date and the amount, shall be deemed a breach of this agreement.

	6.2.4	Communication of Notification by the Agent to the Lending Institutions. The Agent shall communicate the notice of accelerated amortization to the Lending Institution by no later than the second Business Day after receipt thereof.

	6.2.5	No Commissions for Voluntary Accelerated Amortization. Voluntary accelerated amortization shall not accrue commissions in favor of the Lending Institutions.

	6.2.6	Non-Definitive Nature. The amounts of principal of Tranche A whose amortization is voluntarily accelerated may be drawn down again by the Obligee, only when the accelerated amortization is made through Subordinated Debt (excluding the Subordinated
Debt Agreement and any other contribution made charged to Tranche B of the
ACCIONA Financing Agreement), although the Drawdown shall coincide with the start of the current Interest Period for the rest of the amounts drawn down at that date and shall be used only to repay the principal of such Subordinated Debt.

	6.2.7	Amortization on a Non-Business Day. If any of the amortization dates for any item were not a Business Day, it shall be construed that the amortization shall be made on the following Business Day, unless this corresponds to the next calendar month, in which case the payment shall have to be made on the prior Business Day.

6.3	Payment

The Maximum Amount of Tranche A may be reduced voluntarily by the Obligee coinciding with a payment date for the Tranche A drawdown commission, as established in Stipulation 19.3.1.
The amount of Tranche A so reduced may not thereafter be drawn down by the Obligee. The following conditions shall be applicable to the voluntary reduction of the Maximum Amount of
Tranche A.

	6.3.1	Amount of the Voluntary Reduction of the Maximum Amount of Tranche A. A voluntary reduction of the Maximum Amount of Tranche A may only be undertaken for a maximum amount equivalent to the Unused Amount of Tranche A on the corresponding date, in a minimum amount of TWENTY-FIVE MILLION EUROS (€ 25,000,000) or, if greater, in whole multiples of FIVE MILLION EUROS (€ 5,000,000).

	6.3.2	Advance Notice of Voluntary Reduction of the Maximum Amount of Tranche A. Obligee
shall have previously notified the Agent in writing of its intent to reduce the Maximum
Amount of Tranche A at least 10 Business Days in advance of the date on which the reduction is going to take effect. Once the notification of the voluntary reduction of the
Maximum Amount of Tranche A is received, it shall be deemed irrevocable.

	6.3.3	Communication of Notification by the Agent to the Lending Institutions. The Agent shall notify the Lending Institutions of the notice of voluntary reduction of the Maximum
Amount of Tranche A by no later than the fifth Business Day after the date of receipt thereof.

6.3.4 No Commissions for Reducing the Maximum Amount of Tranche A. The reduction in the
Maximum Amount of Tranche A shall not accrue commissions or amounts for any reason in favor of the Lending Institutions.

7.	JOINT NATURE

7.1	Joint Nature

The contractual positions of each of the Lending Institutions in Tranche A shall be joint in nature, and their rights and obligations are therefore entirely independent except if otherwise expressly stated in this Financing Agreement.

7.2	Effects of Breach by Any Lending Institution

No Lending Institution shall be responsible for default by another Lending Institution on the obligations stipulated in virtue of this Financing Agreement. In any case it is clarified that in case of default by a Lending Institution of its obligations, such shall not exempt the Obligee from performance of its obligations with respect to the remaining Lending Institutions.

7.3	Extrajudicial and Judicial Actions of Lending Institutions

Lending Institutions may individually undertake acts of an extrajudicial nature to keep and defend their own rights and interests and those of the other Lending Institutions subject to the provisions of the second paragraph of Stipulation 27.2. A Lending Institution may only exercise its own rights judicially.

7.4	Agreements of the Majority of Lending Institutions

7.4.1 Agreements of the Majority of Lending Institutions. Except if otherwise expressly established, the decisions of the Lending Institutions related to this Agreement shall be taken by agreement of the Majority of the Lending Institutions and shall thus bind the minority.

In particular, and without prejudice to the provisions of Stipulations 7.3 and 27.2, the
Majority of Lending Institutions may agree, with a binding nature, to waive the exercise of rights recognized in this agreement in favor of the Lending Institutions (waivers), provided that it is a waiver or authorization for the specific nonperformance of a duty, limitation, or obligation for which the Obligee is responsible, and is limited to the specific case requested by the Obligee.

Any waiver of rights or authorities, or authorization for the Obligee not to perform firm obligations, which are sought to be effective after the date of acceptance thereof, shall be deemed a modificatory novation of this agreement, and therefore will require the consent of all Lending Institutions.

7.4.2	Prohibition Against Agreements to Waive Rights (Waivers). The Majority of Lending Institutions may not agree to waivers of rights (waivers) recognized in favor of the Lending Institutions on the following matters:

	(i)	Any alteration of the proportionality among the Lending Institutions, even if such alteration is specific or limited to a specific case;

	(ii)	Any amendment of the amortization schedule, drawdown periods, maturity or payment dates, and/or amount of the Financing;

	(iii)	Any amendment of the interest rates (ordinary or indemnificatory) or applicable margins, of the system for the calculation and/or payment thereof, as well as any other change in the procedure for calculating and charging commissions;

	(iv)	Any amendment of Guaranties, exemption from the establishment thereof, or lifting any of them;

	(v)	Any modification of the provisions of this Stipulation;

	(vi)	Any modification that implies new or additional obligations for any Lending Institution, except if it has the consent of the affected party;

	(vii)	Any amendment of the regime for assigning the contractual position of the Obligee.

Any agreement on the matters described, notwithstanding the content thereof, shall be deemed a novation of this agreement, and shall require the consent of all Lending Institutions.

SECTION THREE – TRANCHE B (CURRENT-ACCOUNT LINE OF CREDIT)

8.	GENERAL TERMS

8.1	Amount

The Agent grants the Obligee a current-account business loan for a total maximum amount of ONE BILLION EIGHTY-THREE MILLION TWO HUNDRED SEVENTY-SEVEN THOUSAND THREE HUNDRED TWELVE EUROS AND FIFTY-TWO CENTS (€ 1,083,277,312.52).

8.2

Acceptance

Obligee accepts the line of credit covered by Tranche B and undertakes to make the corresponding Drawdowns under the terms and conditions established in this Agreement, to return the principal drawn down, to pay the interest thereon, to pay the commissions, costs, taxes, and expenses charged to or derived from it and to perform its remaining obligations pursuant to the provisions of this Financing Agreement.

8.3

Use

Obligee shall initially use the entirety of the Maximum Amount of Tranche B exclusively to pay down part of the Bridge Loan.

Additionally, if mandatory or voluntary accelerated amortizations occur to cure the occurrence of a cause for Accelerated Maturity, the last drawdown of Tranche B shall be applied to repayment of the principal of the Subordinated Debt, subject to the provisions of this Agreement and the ACCIONA Support Agreement.

Finally, also in the case that mandatory or voluntary accelerated amortizations occur, Tranche B may be drawn down to pay interest and commissions charged to this Financing Agreement.

9.

DRAWDOWN OF FUNDS

Obligee may draw down the funds charged to Tranche B, without a special request and up to the limit of the Maximum Amount of Tranche B, through checks, transfers, current account debits, and through any other procedure allowed in banking and in any case pursuant to the requirements established in this Stipulation 9.

The mechanism for drawing down and depositing shall take the form of a loan account current account opened by the Agent in the name of the Obligee pursuant to the provisions below. The balance of the aforementioned account shall be the difference between the debit and the credit, as defined below:

	a)	All amounts resulting in favor of the Agent, in virtue of the provisions of this Agreement, shall be recorded as a debit to the account.

	b)	All credits and deposits made shall be recorded as credits.

For the foregoing effects, the Obligee shall keep the Loan Account Current Account opened in its name throughout the life of the Financing.

9.1	First Drawdown of Tranche B The first Drawdown of funds charged to Tranche B shall be subject to the same requirements established in Stipulation 3.4 for the first Drawdown of Tranche A.

Obligee grants an irrevocable mandate in favor of the Agent for it to be able to debit the Loan Account Current Account for the Maximum Amount of Tranche B and to deposit such amount in the Main Account, on the same date as the date of delivery of the first Drawdown of Tranche A, to amortize the Bridge Loan.

9.2

Second and Subsequent Drawdowns of Tranche B

The second and subsequent Drawdowns of funds charged to Tranche B shall be subject to the same requirements established in Stipulation 3.4 for the second and subsequent Drawdowns of Tranche A.

Beyond the aforesaid, Drawdowns of Tranche B shall have the purpose of amortizing, in whole or in part, Tranche B of the ACCIONA Financing Agreement, such that the sum of the outstanding balances of Tranche B under this Agreement and Tranche B under the ACCIONA Financing Agreement never exceed the Maximum Amount of Tranche B.

10. 10.1

INTEREST ON THE CURRENT-ACCOUNT LOAN

Accrual

A debit balance in the Loan Account Current Account shall accrue interest in favor of the Agent at a variable interest rate calculated pursuant to Stipulation 11.1.

A credit balance in the Loan Account Current Account shall accrue interest in favor of the Obligee at a variable interest rate calculated pursuant to the provisions of a separate letter, a copy of which is delivered by the Agent to the rest of the Lending Institution today. The terms and conditions of this letter shall not bind the rest of the Creditors in case of replacement of the Agent. This notwithstanding in the case that the new Agent voluntarily wants to remunerate the Obligee under these terms, Obligee may not refuse to do so.

10.2

Daily, Annualized Accrual During Each Interest Period

Interest payable by the Obligee shall accrue daily, on the daily debit balances reflected each day in the Loan Account Current Account, on the basis of a three hundred sixty day (360) year, and shall be calculated by the number of calendar days elapsed in each Interest Period, including the first day and excluding the last.

10.3

Interest Periods

For the effect of calculating the interest, the time between the date of the first drawdown charged to Tranche B and the Final Maturity Date shall be deemed divided into successive Interest Periods, the first day of each Interest Period coinciding with the last day of the immediately preceding Interest Period.

Interest Periods shall in all cases have a duration of three (3) or six (6) months, at the discretion of the Obligee. Notwithstanding the aforesaid, the first Interest Period shall have a duration from the date of the first Drawdown charged to Tranche B until January

30, 2007 (inclusive), and the last Interest Period shall necessarily end on the Final Maturity Date (inclusive).

To calculate the duration of an Interest Period, if the last day thereof is not a Business Day, maturity shall occur on the very next Business Day, except if this occurs in then next calendar month, in which case the Interest Period shall be construed as ending on the immediately prior Business Day. The interest payment for such Interest Period and that of the next, shall take into account any eventual adjustment that occurs, taking into consideration that the next Interest Period shall end on the same date as would have corresponded to it if the aforementioned circumstances had not occurred.

11. 11.1

INTEREST RATE ON TRANCHE B AND PAYMENT OF INTEREST

Interest Rate

The nominal annual interest rate applicable to each Interest Period for Tranche B shall be determined as established in Stipulation 15.

Notwithstanding that established in the preceding paragraph, the Margin shall only be applicable to the principal of Tranche B not guaranteed at any moment.

11.2

Interest Payments

On the date when each of the successive Interest Period ends, the interest accrued thereof shall be subject to payment, by applying the interest rate calculated as established in Stipulation 15 to the daily debit balance in the Loan Account Current Account during the corresponding Interest Period.

The interest so paid shall be charged against the balance of the Main Account, and if it is insufficient, in the Obligee’s Loan Account Current Account and when the debit balance of such account does not exceed the Maximum Amount of Tranche B. Otherwise, Obligee shall pay the interest, by depositing in the account opened in the Bank of Spain in the Agent’s name with number 0049 or in such other as at any time the Agent informs it.

12.	EXCESS DRAWDOWNS The Agent may not allow drawdowns or debits that exceed the Maximum Amount of Tranche B.

13. 13.1

REPAYMENT AND MATURITY

Maturity

The principal drawn down from the Maximum Amount of Tranche B shall have been fully reimbursed by the Obligee on the Final Maturity Date together with the interest, commissions, expenses, and any other amount owed for any item in virtue of this Agreement.

13.2

Voluntary Accelerated Repayment

Obligee may repay the balances drawn down charged to Tranche B at any time. The amounts so repaid may be drawn down again by the Obligee pursuant to the provisions of Stipulation 9.

14. 14.1	GUARANTY Guaranteed Obligations Subject to the terms and conditions of this Stipulation 14, in virtue of this guaranty the Guarantors guarantee to the Agent performance of the Guaranteed Obligations.
14.2

Guaranty Upon First Demand

If a breach has occurred on the part of the Obligee under the Guaranteed Obligations, the Guarantors undertake to perform their obligations, described in Section 14.3 below, upon first demand by the Agent, expressly waiving the authority to claim any defenses therefor that might be derived from the relations that the Guarantors maintained with the Agent or the Obligee.

For all effects this guaranty shall be commercial in nature and configured as upon first demand, and therefore it shall in no way be affected by the circumstances that the Guaranteed Obligations were subject to:

(i)
Modification, novation, settlement, arrangement, assignment, or in general any renegotiations or extensions which are not the result of a prior agreement by the Lenders with the Obligee subject to the rules of majority or unanimity if applicable, stipulated in this Agreement.

	(ii)	A dispute or litigation, either in arbitration or court. Likewise, this guaranty shall remain in effect if any of the following cases occurs:

	(i)	Declaration of Obligee’s bankruptcy; or approval of discharge and/or grace agreements (either judicial or extrajudicial in nature).

	(ii)	The merger, divestiture, or transformation of the Obligee, or approval of any amendment to the Obligee’s bylaws, or a change in the corporate form of the Obligee.

	(iii)	Any change in the capital structure of the Obligee.

14.3

Obligations of Guarantors

The Agent may demand performance of this guaranty upon first demand at any time. For this, it shall be sufficient that if any breach of the Guaranteed Obligations has occurred, the Agent demand payment of the Guarantors through any certifiable means, without their being able to demand that the Agent notify them through a specific form or with any formalities.

Such demand shall contain (i) the net amount past due and payable whose payment is demanded of the Guarantors by the Agent; and (ii) a breakdown of the net amounts past due and owed by the Obligee under the Guaranteed Obligations.

The execution of this guaranty through the demand for payment to the Guarantors, once or several times, may not exceed the individual figure established in Section 14.4 below.

Once the demand is received, the Guarantors shall pay the Agent the amount requested by the Agent, into such current account as it designates, on the same value-date as the demand.

14.4	Maximum Amount of Guaranty The Guarantors shall be liable under the guaranty granted pursuant to the following shares:

Guarantor	Maximum Amount	Guaranteed
	of the Guaranty (for	Percentage of
	principal) (euros)	Tranche B

CALYON	52,899,851.57	4.880%
BBVA	132,249,628.92	12.210%
RBS	79,349,777.35	7.325%
BNP	79,349,777.35	7.325%
NATEXIS	66,124,814.46	6.100%
IMI	132,249,628.92	12.210%
TOTAL	542,223,478.57	50.05%

In additional to the maximum liability for principal stated in the preceding table, the Guarantors shall be liable to the Agent for ordinary interest and arrears interest, up to an amount equivalent, each of them, to the amount resulting from applying a percentage of 7% to the maximum amount of the principal they are responsible for, calculated on an annual basis, for a six (6) month period.

As a result of any assignment made in virtue of the provisions of Stipulation 26.2, any new or existing Guarantor who acquires a share of the Guaranty or increases is interest therein, shall accept and assume the amount of the share in the Guaranty and the amounts and percentages detailed above shall be deemed amended as a result.

14.5

Joint Nature

The contractual positions of each one of the Guarantors in the Guaranty shall be joint in nature, and therefore their rights and obligations thereunder are entirely independent.

If there are amounts owed under the Guaranteed Obligations, the Agent shall demand the corresponding amount from each of the Guarantors, pursuant to their share of the Guaranty.

14.6

Effects of Breach by Any Guarantor

No Guarantor shall be liable for default by another Guarantor of the obligations stipulated in virtue of this Guaranty. In any case it is clarified that in case of default by a Guarantor of its obligations, such shall not exempt the Agent from performance of its obligations with respect to the Obligee or the remaining Lending Institutions.

14.7

Repayment

Obligee irrevocably undertakes to repay the Guarantors the amounts delivered by them to the Agent and the arrears interest regulated in Stipulation 16 accrued on this amount from the date of payment by the Guarantors to the Agent through the date on which the aforementioned repayment is made effective. This repayment obligation shall be met by the Obligee immediately.

14.8

Subrogation

By reason of the payments made to the Agent under the Guaranty, the Guarantors shall subrogate to the contractual position of the Agent in its capacity as a Tranche B Lender under this agreement with respect to the Obligee, and with respect to the Obligee and ACCIONA, within the framework of the ACCIONA Support Agreement, the Subordinated Loan Agreement, and the Guaranty Agreement.

14.9

Risk Commission

Obligee shall pay the Guarantors a risk commission in an amount equivalent to that resulting from applying the Margin to the daily debit balances of Tranche B guaranteed under the Guarantee in the corresponding payment period, which shall correspond to the Tranche B Interest Periods.

This commission shall be paid and credited to the Agent for distribution thereof among the Guarantors as a function of their participation in the Guaranty, on each Tranche B interest payment date.

14.10

Drawdown Commission

Obligee shall pay the Agent for distribution thereof among the Guarantors as a function of their participation in the Guaranty, a drawdown commission equivalent to THIRTY PERCENT (30%) of the applicable Margin, accrued on the amount resulting from applying to the average balance of the Unused Amount of Tranche B during the corresponding payment period, a percentage equivalent to the difference between (i) one hundred percent and (ii) the percentage corresponding to the Agents unguaranteed participation in Tranche B, provided that the sum of the outstanding balances of Tranche B and of the Financing Agreement’s Tranche B are less than the Maximum Amount of Tranche B. Such commission shall accrue daily from the date (inclusive) of this signing of this agreement and shall be paid six-monthly in arrears, coinciding with the interest payment date, being payable by the Obligee on the very next Business Day.

The calculation of the aforementioned drawdown commission shall be made as a function of the number of calendar days effectively transpired in each six-month period on the basis of a 360-day year.

14.11

Recordation of Guaranty in Registry Books

This guaranty upon first demand is recorded in the Special Guarantors Registry, on this date.

The Guarantors that are not Spanish financial institutions, shall in any case comply with the legislation that with respect to guarantors is established by their State of origin.

Notwithstanding the provisions of this section, the amounts guaranteed at all times shall correspond to the amounts reported by the Agent to the Guarantors in virtue of the provisions of Section 25.2.5 of this Agreement.

14.12	Effective Period of Guaranty The Guaranty shall be deemed in effect through the full payment of the Guaranteed Obligations. That notwithstanding, its term shall not go beyond December 31, 2012.

SECTION FOUR – TERMS AND CONDITIONS COMMON TO BOTH TRANCHES

15. 15.1

INTEREST RATE

Calculation

The nominal annual interest rate applicable to the Interest Periods into which the Drawdown of Tranche A and the outstanding balance of Tranche B are divided shall be calculated by the Agent by adding to the reference interest rate (or, if applicable, to the substitute rate) applicable pursuant to Stipulation 15.2 of the Margin established in Stipulation 15.3. In any case, the provisions of Section 11.1 above regarding the Margin shall be taken into account to calculate the nominal annual interest rate applicable to the Interest Periods into which the outstanding balance of Tranche B is divided.

15.2	Reference Interest Rate and Substitution Rate 15.2.1 Reference Interest Rate: EURIBOR. The reference interest rate shall be the EURIBOR rate. EURIBOR is construed as the money market reference rate in the euro zone which, pursuant to the rules established to that end by the European Banking Federation, is published on the REUTERS EURIBOR01 screen, or such as may at any time replace it, at approximately 11:00 a.m. on the second Business Day prior to the start of the Interest Period in question for euro deposits for a term equal to that of such Interest Period. If such rate does not appear for the indicated time period on such screen, the reference interest rate shall be calculated by linear interpolation of the two rates corresponding to the closest exceeding period by default (or, in the absence thereof, through application of the rate corresponding to the closest period). Brokerage fees, surcharges, and the expenses normally applicable at the time of calculation thereof in the interbank market, as well as the corresponding taxes, shall be added to such reference interest rate.

15.2.2	Substitute Rate. If it is impossible to determine the reference interest rate pursuant to Section 15.2.1, a substitute interest rate shall be applicable in that Interest Period, determined as follows:

	(i)	Amount of the Substitute Rate: the substitute rate shall result from the arithmetic mean of the interbank interest rates offered by the Reference Institutions in the euro zone interbank market, at approximately 11:00 a.m. on the second Business Day before the start of the Interest Period, for euro deposits for a period of time equal to that of the Interest Period in question (or, in the absence thereof, for the closest period, applying the lowest rate in case of an equal time distance of the periods). Brokerage fees, surcharges, and the expenses normally applicable at the time of calculation thereof in the interbank market, as well as the corresponding taxes, shall be added to such reference interest rate.

	(ii)	Reference Institutions: shall initially be:

DEUTSCHE BANK, Spain Branch.

BARCLAYS BANK, Spain Branch.

ING, Spain Branch.

Notwithstanding, it is clarified that the Lending Institutions may not in any case be considered Reference Institutions.

	(iii)	Mechanism for Establishing the Substitute Rate: The Agent shall request that the Reference Institutions provide it, during the morning of the second Business Day before the start date of the corresponding Interest Period, the applicable interbank interest rates with which the Agent shall have to calculate, on that same day, the arithmetic mean indicated in section (i) above. If any Reference Institution does not indicate or cannot indicate such interest rate, the arithmetic mean of the Reference Institution that do quote it shall be found, provided that there are at least two of them.

(iv) Replacement of Reference Institutions: Any of the Reference Institutions shall cease to be so when they fail to make the corresponding communications required in relation to one or more Interest Periods or if it were to merge with or be absorbed by one of the Lending Institutions or become a Lending Institution through the acquisition of an interest in the financing covered by this Agreement.
The replacement of such Reference Institutions shall be provided by a new designation made by the Agent.

	15.2.3	Return to the Ordinary Interest Rate. The application of the substitute rate shall cease when the circumstances that gave rise to the application thereof disappear, recommencing, from the start of the next Interest Period on the date the normal circumstances were reestablished, the procedure for determining the reference interest rate.

15.3	Margin

	15.3.1	Tranche A Margin. The initial Margin applicable for Tranche A shall be SIXTY BASIS
POINTS per annum, equivalent to 0.60% on an annual basis.

Subsequently, the margin shall evolve pursuant to the following chart:

Between months 19 and 36 from the signing of the Agreement	0.70%

Between months 37 and 54 from the signing of the	0.80%
Agreement

Between months 55 and 72 from the signing of the Agreement	0.90%

15.3.2	Tranche B Margin. The initial Margin applicable for Tranche B shall be FIFTY BASIS
POINTS per annum, equivalent to 0.50% on an annual basis[.] The applicable Tranche B
Margin shall evolve pursuant to the following chart:

Net Financial Debt / EBITDA Ratio	Applicable Margin

X 5.5	0.60%
5.5 > X 5	0.55%
5 > X 4.5	0.50%
4.5 > X 4	0.45%
4 > X 3.5	0.40%
3.5 > X 3	0.35%

3 > X	0.30%

The Net Financial Debt / EBITDA Ratio shall be calculated as established in Stipulation 24.6 of the ACCIONA Financing Agreement and the definitions therein included.

The first revision shall be made with reference to the Net Financial Debt / EBITDA Ratio calculated with respect to the audited financial statements closed at December 2007.

The new Margin shall be applicable in the first interest period that follows receipt by the Agent of the Net Financial Debt / EBITDA Ratio.

15.4	Procedure for Establishing Interest Rate

	15.4.1	Calculation by Agent and Reporting. The Agent shall calculate the interest rate applicable for each Interest Period and shall report it in writing to the Obligee and the Lending Institutions by the second Business Day prior to that on which the Interest Period in question begins.

	15.4.2	Binding Nature of the Decision Save Manifest Error. The interest rate calculated by the Agent shall be binding on the Obligee save manifest error, in which case the corresponding cure shall be undertaken.

	15.4.3	Tacit Acceptance by Obligee. The interest rate calculated by the Agent shall be deemed accepted by the Obligee except if, before the elapsion of the three (3) month period from the reporting thereof by the Agent, the Obligee states in writing to the Agent the manifest errors contained in the initial calculation.

15.5	Market Breakage

	15.5.1	Interbank Financing. Obligee acknowledges and accepts that the Lending Institutions normally finance the funds lent by contracting in the interbank money market the necessary deposits or other liability transactions for the terms corresponding to the Interest Periods and for the amount corresponding to their participation in the financing covered by this Agreement. In this regard, and subject to the provisions of the preceding sections of this Stipulation 15.5, the Lending Institutions shall not be subject to any liability, particularly insofar as performance of their obligations to deliver funds derived from this Agreement, if exceptional events or circumstances were to occur beyond their control which, even if foreseen, were inevitable, and which prevented or hindered beyond reasonable commercial terms the obtainment of the interbank financing necessary to perform such obligations.

	15.5.2	Market Breakage: Notification. If because of exceptional circumstances any Lending Institution were unable to contact the liability transactions required to finance the funds lent under the corresponding conditions of term and amount, it shall immediately notify the Agent. The latter shall determine at that time whether the situation created affects the Majority of the Lending Institutions and, if so, it shall immediately notify the Obligee thereof.

	15.5.3	Adaptation of Interest Periods and Interest Rate. The applicable Interest Period shall be the one in effect until the date when the market breakage occurred.

	15.5.4	Renegotiation of the Financing. If the prevailing circumstances were such that it were commercially impossible, in virtue of the exceptional circumstances stipulated in section 15.5.2, above, to contract the aforementioned liability transactions, Obligee and the Lending Institutions shall negotiate in good faith the measures to be taken to adapt the financing covered by this Agreement to the new circumstances. If the parties were not to reach an agreement within a period of thirty (30) calendar days from the determination by the Agent and without prejudice to the fact that such term shall not suspend any of the Obligee’s obligations in virtue of this agreement, termination of this agreement shall be accelerated to the end of the aforementioned period.

16.	ARREARS INTEREST

Nonpayment of the amounts owed in virtue of Tranche A and/or Tranche B shall accrue arrears interest without need of demand or notification, and under the terms of this Stipulation. This without prejudice to the authority of the Lending Institutions to accelerate maturity of this Agreement, pursuant to Stipulation 27.1.1.

16.1	Accrual of Arrears Interest on Unpaid Principal

	16.1.1	Daily Interest Accrual. The principal of Tranche A and/or Tranche B due and unpaid shall accrue arrears interest daily, from the day after its due date inclusive, and based on one (1) year of three hundred sixty (360) days.

	16.1.2	Arrears Interest Rate. The arrears interest rate shall be determined by the Agent, who shall use the EONIA as a reference rate, to which it shall add the appropriate Margin pursuant to Stipulation 15.3. The resulting amount shall be increased by ONE HUNDRED FIFTY BASIS POINTS (1.5%).

16.2	Capitalization of Ordinary Interest

Pursuant to Article 317 of the Code of Commerce, net interest as well as any other amounts (such as commissions or taxes or recoverable expenses) unpaid by the Obligee shall be capitalized on the day after their due date, and as an increase in the principal of the corresponding Tranche to which they are related, they shall accrue the arrears interest established in Stipulation 16.1.

16.3	Liquidation and Payment or Capitalization of Arrears Interest

The arrears interest indicated in Stipulations 16.1 and 16.2 shall be settled and paid by the Obligee monthly starting from the start date of the arrears, except if the default has been cured prior to the end of the monthly period, in which case the final settlement shall be for the calendar days transpired. Net unpaid interest shall be subject to capitalization as an increase in principal and they shall once again accrue the same arrears interest.

16.4	Procedural Arrears Interest

The arrears interest indicated in Stipulations 16.1 to 16.3 shall also be the procedural arrears interest for the effects of that indicated in Article 576.1 of the Rules of Civil Procedure (or such other analogous legal provisions as may replace it in the future).

17.	CHANGE OF CIRCUMSTANCES

17.1	General Statement

Obligee acknowledges and agrees that the interest rate for the financing covered by this Agreement has been agreed based on the non-assumption by the Lending Institutions of certain risks of changing circumstances and that, if such changes in circumstances were to occur and were liable to reduce the profitability of this transaction for the Lending Institutions, the Obligee shall have to assume the impact thereof.

17.2	Increase in Costs or Reduction in Income

	17.2.1	Repercussion. If by legal or regulatory provision, governmental or not, or by application thereof by the competent authorities, obligations or restrictions of any nature were imposed upon the Lending Institutions which, because of their participation in this transaction, imply for the Lending Institutions a reduction in the income derived from the transaction or the expected profitability thereof, or which imply an increase in the cost of funds taken out in the interbank money market where the Lending Institutions go to finance this Agreement or an increase in the consumption of equity or other means, or if limitations were imposed, either on the interest rate or the fees, or of another nature, which imply a reduction in the income to which the Lending Institutions have a right in virtue of this Agreement, Obligee shall be obligated to compensate the affected Lending Institutions.

	17.2.2	Examples of Increased Costs and Reduced Income. Without limitation, the provisions of Section 17.2.1 above shall be deemed applicable in all cases to:

(i) Prudent Ratios or Measurements. The creation of coefficients, deposits, provisions, reserves, or any prudent measure.

	(ii)	Limitations on Interest or Commissions. Any limitation or reduction in the amount of interest and commissions.

	(iii)	Taxes. Any tax (except, without prejudice to the provisions of Stipulation 20.1, those taxes which are deemed direct taxation) or foreign-exchange control or similar measure which affects or increases the cost of any of the capital elements, flows or transactions related to the financing covered by this Agreement.

	17.2.3	Calculation of the Repercussion. The compensation for which the Obligee is responsible pursuant to the preceding sections shall be established at the amount that the Agent adopts based on the reasoned justification given by the affected Lending Institution or Institutions.

17.3	Supervening Legal Noncompliance

	17.3.1	General Statement. If any change or innovation in the legal system caused any or all of the obligations of any of the Lending Institutions to be contrary thereto pursuant to this agreement, the Lending Institution in question shall report such circumstance to the Agent, who shall in turn report it to the Obligee, and that Lending Institution shall be automatically released therefrom without incurring any liability with respect to the Obligee.

	17.3.2	Adaptation of the Financing in Case of Supervening Legal Noncompliance. If such change or innovation in the legal system does not affect any essential element of the Financing Agreement, Obligee and the affected Lending Institution shall negotiate in good faith with a view toward mitigating the consequences of the supervening legal noncompliance.

	17.3.3	Accelerated Amortization for Supervening Legal Noncompliance. If the change or innovation in the legal system were to affect any essential element of the Financing Agreement, or if the Obligee and the affected Lending Institution were not to reach an agreement on the adaptation thereof under the tenor of the preceding section within a period of fifteen (15) days from the notification of the circumstance occurring, the affected Lending Institution may terminate this Agreement insofar as related to it. Obligee shall then be obligated to return to the Lending Institution in question, within the fifteen (15) days from the date of receipt of the notification of the Accelerated Termination thereof (or within the shorter period which is required by the change or innovation in question) the outstanding principal with the interest accrued through the date of payment and any other item for which it is responsible in virtue of this agreement. It is clarified that the amounts amortized pursuant to the provisions of this section may not be drawn down again by the Obligee.

17.4	Mitigation of Consequences of the Change of Circumstances

Such Lending Institution as is affected by any of the circumstances indicated in stipulations 17.2 and 17.3 shall make the best efforts that are commercially reasonable to mitigate the consequences thereof.

17.5

Foreseeable Changes of Circumstances

The provisions of Stipulations 17.1 to 17.4 shall not cease to be applicable under the pretext of the foreseeable nature of the occurrence of the circumstance in question.

17.6

Favorable Change of Circumstances

If the circumstances descried in Stipulation 17.2 produce a direct inverse net effect of an increase in profitability for the Lending Institutions, the proven real benefit experienced by each Lending Institution shall be returned to the Obligee.

18. 18.1

OBLIGATORY ACCELERATED AMORTIZATION

Amortization for Supervening Legal Noncompliance

If, as a result of the causes established in Section 15.5.4 or in Stipulation 17.3 and without prejudice to the provisions of Stipulation 21.6, Obligee were obligated to amortize Tranche A and/or Tranche B in whole or in part, such amortization shall not be subject to any commission or penalty whatsoever.

The principal amounts amortized under this section may not be drawn down again by the Obligee.

18.2

Amortization because of RCDS

Obligee shall be obligated to accelerate amortization of the outstanding principal of the Financing if n any Measurement Date the RCS were below 1.15.

In this case the Obligee shall amortize an amount equivalent to that by which the amount of the Senior Debt corresponding to the measurement that resulted in the noncompliance with the RCDS must be reduced, for such RCDS to be greater than or equal to 1.15.

The aforementioned amount shall be reported by the Agent to the Obligee together with the notification of noncompliance with the RCDS. Obligee shall proceed with the accelerated amortization of the Financing within the two (2) Business Days after the notification in that regard. Obligee may not use as a defense against compliance with the obligation of accelerated termination under the terms cited above any changes in the RCDS during the period of time between the Measurement Date that gives rise to the amortization and the amortization date[.]

The principal amounts amortized under this section may be drawn down again by the Obligee pursuant to the provisions of Stipulation 9 and in the rest of this Financing Agreement.

19.	COMMISSIONS AND EXPENSES

19.1	Insurance, Structuring, and Opening Commissions

Obligee shall pay the Lending Institutions, through the Agent, an insurance, structuring, and opening commission, pursuant to the terms established in a letter separate from this Financing Agreement.

19.2	Agency Commission

Obligee shall pay the Agent an annual agency commission pursuant to the terms established in a letter separate from this Financing Agreement.

19.3	Drawdown Commission

	19.3.1	Tranche A Drawdown Commission. Obligee shall pay the Lending Institutions, through the Agent, a drawdown commission for Tranche A equivalent to THIRTY PERCENT (30%) of the applicable Margin, accrued on the average balance of the Unused Amount of Tranche A.

Such commission shall accrue daily from the date (inclusive) that this agreement is signed and shall be paid six-monthly in arrears, coinciding with the interest payment date, being payable by the Obligee on the first Business Day of the very next six-month period.

The calculation of the aforementioned drawdown commission shall be made as a function of the number of calendar days effectively elapsed in each six-month period on the basis of a 360-day year.

	19.3.2	Tranche B Drawdown Commission. Obligee shall pay the Agent a drawdown commission for Tranche B equivalent to THIRTY PERCENT (30%) of the applicable Margin, accrued on the amount resulting from applying to the average balance of the Unused Amount of Tranche B during the corresponding payment period a percentage corresponding to the unguaranteed participation of the Agent in Tranche B[,] provided that the amount of the outstanding balances of Tranche B and the ACCIONA Financing Agreement’s Tranche B is less than the Maximum Amount of Tranche B.

Such commission shall accrue daily from the date (inclusive) that this agreement is signed and shall be paid six-monthly in arrears, coinciding with the interest payment date, being payable by the Obligee on the first Business Day of the very next six-month period.

The calculation of the aforementioned drawdown commission shall be made as a function of the number of calendar days effectively elapsed in each six-month period on the basis of a 360-day year.

19.4	Expenses and Taxes Derived from Financing Agreement

Obligee shall be responsible for all expenses, taxes, rates, municipal fees, charges, fees and other current or future items that are necessarily and directly derived from or arise as a result of entering into and performing this Agreement, as well as, merely by way of example, the following, among others:

(i) Legal Expenses or Those of Other Advisors. The legal and extrajudicial expenses and the fees of solicitors and barristers (even when their involvement is not mandatory) or any other which might arise as a consequence of the preparation, interpretation, modification, or execution of this Agreement or its guaranties or the procedures required for the performance thereof or for verification of performance of the Obligee’s obligations under this Agreement.

Likewise, Obligee shall bear the costs corresponding to the first coordinated syndication undertaken by the Lending Institutions (including notary fees and the fees of the legal advisors involved in the syndication and other reasonable expenses duly justified by the Agent), provided that it is undertaken before July 30, 2007.

(ii) Notary Expenses. Fees, brokerage fees and advances to notaries public who intervene in the formalization of the Financing Documentation except the ACCIONA Financing Agreement, as well as the modification thereof or in notifications, notices, or procedures required for the performance and execution thereof.

(iii) Transfer Expenses. The commissions and expenses normally applicable for transactions insofar as invoices and payments as a result of this Agreement, including those derived from the income, transactions, and transfers made in or among the accounts of the Lending Institutions and in the Bank of Spain by reason of this Agreement.

20.	TAXES

20.1	Net Tax Payments

All amounts which the Obligee must pay under this Agreement, either for principal, interest, commissions, costs, expenses, or other items, shall be net of any deduction or withholding for any type of taxes, duties, rates, or foreign exchange controls, present or future. Obligee shall thus pay the Lending Institutions such additional amounts as are necessary for the Lending Institutions to receive the full amounts that they would have received if such taxes, duties, rates, or controls had not existed.

20.2	Recovery and Return of Tax Withholdings

If subsequent to an additional payment made by the Obligee in virtue of Stipulation 20.1, the Lending Institutions effectively and definitively recover all or part of the amount withheld or deducted on account that would have caused such additional payment, the net amount recovered shall be delivered to the Obligee. The foregoing shall not grant it any right whatsoever to access the books or records of the Lending Institutions.

21.	PAYMENTS

21.1	Method of Payment

Obligee shall make the payments owed in virtue of this Financing Agreement either under Tranche A or Tranche B under the following terms and conditions:

	21.1.1	Time, Hour, and Value-Date: Payments shall be made on the date owed, without need of prior request, prior to twelve (12:00) noon, with a value-date of that same date.

	21.1.2	Currency: Payments shall be made in euros.

	21.1.3	Place of Payment: The payments owed by the Obligee in virtue of this Agreement, shall be made charged to the Loan Account Current Account, expressly and irrevocably authorizing the Agent to credit thereto any items owed by the Obligee in virtue of this Financing Agreement. If amounts in the Loan Account Current Account are not available, they shall be made by credit into the account opened in the Agent’s name in the Bank of Spain with number 0049.

21.2	Finality and Irrevocability of Payments

Payments shall be deemed made and shall be discharged when their amounts have been paid to the Agent by charge to the Loan Account Current Account, or, if applicable, in the Agent’s account indicated in the preceding section definitively and irrevocably, pursuant to banking customs or regulations at the time. The Agent, with the same value-date as that corresponding to the payments received from the Obligee, shall distribute such payments among the Lending Institutions in the proportion owed to each one of them.

21.3	Allocation

The regime for allocating payments shall be as follows:

	21.3.1	Allocation by Item: Payments made by the Obligee, either under Tranche A or Tranche B, shall be allocated to past-due debts in the following order:

(i) arrears interest;

(ii) ordinary interest;

(iii) expenses and commissions;

(iv) additional compensation established in Stipulation 17;

(v) legal costs; and

(vi) principal.

	21.3.2	Allocation by Date: Within each item, payments shall be allocated to the oldest debt with respect to the most recent. Notwithstanding, if for any reason a payment is allocated to a more recent date, such shall not imply a waiver on the part of the Lending Institutions of the older debt.

21.4	Proportional Distribution of Payments to Lending Institutions

	21.4.1	Proportionality of Payments as a Function of the Participation of Each Lending Institution. All payments received by the Lending Institutions in virtue of this agreement, both through the Agent and if applicable by any other route, shall have to be proportional to their respective participation in Tranche A and in the Guaranty. Any Lending Institution that receives payments by reason of this Financing Agreement which does not respect such proportionality shall make the amounts so received available to the Agent for the effects of the appropriate redistribution among the Lending Institutions.

The following cases are excluded from the provisions of this Section 21.4.1:

(i) payments received by the Lending Institutions in cases of individual claims (extrajudicial or, with the requirements established in Section 27.2, judicial) stipulated in this Financing Agreement.

(ii) if any of the Lending Institutions has received an amount greater than the rest of the Lending Institutions by application of Article 91.6 of the Bankruptcy Act, provided that such institution, prior to filing for bankruptcy of the Obligee and pursuant to the requirements established in this agreement, has offered the rest of the Lending Institutions the possibility of filing a joint request for bankruptcy through the Agent and such joint request was not agreed within a maximum period of fifteen (15) Business Days.

(iii) when, within the framework of the bankruptcy of the Obligee and pursuant to the provisions of the Bankruptcy Act, one or several Lending Institutions have received an amount less than that which would proportionally appertain to it because they are persons especially related to the bankrupt.

	21.4.2	Reimbursement of the Agent. If the Agent were to make any payment in its capacity as such charged to the funds received in its capacity as such and it happened that because such funds were not recorded in its books definitively and irrevocably it had to return them or in any other manner lost availability of them, the recipients of those payments shall then be obligated to return them immediately to the Agent, with the value-date of the day of their receipt.

21.5	Netting of Balances

All credits or balances which are subject to netting in its broadest sense which the Obligee holds or has in virtue of accounts, deposits, or under any other title, now or in the future, with respect to the Lending Institutions, shall be subject to be used for payment of the Obligee’s obligations in virtue of the Financing (all without prejudice to such compulsory precepts as are applicable and, in particular, without prejudice to the provisions of the Bankruptcy Act in the case of bankruptcy of the Obligee).

Thus, the Lending Institutions may optionally apply to the payment of past-due and unpaid debts all or part of those balances through netting or through any of the transactions described below. To these ends, such credits and balances shall be deemed due, convertible, and liquefiable from nonpayment of any amount owed in virtue of this Agreement.

	21.5.1	Application of Net Assets and Conversion of Foreign Currency. The authority stipulated in this Stipulation 21.5 shall be directly applicable to the net or easily liquefiable credits or balances, even if they are not denominated in the currency of the obligation owed, in which case the Lending Institutions may make the corresponding conversion at the then-prevailing market rates.

	21.5.2	Alienation of Assets and Conversion of Foreign Currency. In the case of illiquid credits or balances, the Lending Institutions are authorized to alienate them (excluding the ENDESA Shares) in behalf and at the risk of the Obligee, at the best possible price, undertaking thereafter with respect to the net price obtained the transactions described in the Stipulation 21.5, including if applicable conversion of the foreign currency.

	21.5.3	Return of Amounts Collected in Excess, Without Prejudice to Other Relations. Notwithstanding the provisions of Section 21.4.1, if, as a result of the transactions stipulated in this Stipulation 21.5, any Lending Institution were to receive an amount in excess of that which proportionally corresponds to its credits with the Obligee in virtue of this Agreement, such Lending Institution shall only be obligated to make the excess available to the Agent for the distribution thereof among the rest of the Lending Institutions (or, if applicable, to return the excess immediately to the Obligee) if nothing else is applicable in view of the remaining relations among each Lending Institution and the Obligee, other than this Agreement or, in general, the Financing.

21.6	Indemnification of Damages Caused to Lending Institutions for Breakage of Interest Periods

Without prejudice to any eventual consequences derived from breach of this Financing Agreement, Obligee shall pay the Lending Institutions such damages as are caused to them as a result of amortizations or payments made on a day other than that of the normal due-date of the obligation or on a day that is not the last of an Interest Period, which shall in all cases include Breakage or Funding Costs.

22.	ACCOUNTS

22.1	Agent’s Accounts

The Agent shall open and keep in its accounting two accounts corresponding to the financing covered by this agreement for the Obligee in which it shall debit the amounts drawn down, respectively, against Tranche A and Tranche B and the interest, commissions, arrears interest, additional costs and such other amounts as are the responsibility of the Obligee charged to such Tranches. The Agent shall credit therein all amounts received pursuant to the provisions of Stipulation 21 such that the balance of such accounts represents the amount owed by the Obligee at all times under the Financing Agreement.

22.2	Account of Each Lending Institution

Each Lending Institution may open and keep in its accounting a special account for the financing covered by this Agreement (or, alternatively, a special account for Tranche A and a special account for Tranche B and/or a special account for the Guaranty) in which it shall debit participation in the amount of Tranche A, Tranche B, and/or under the Guaranty and its share of the interest, commissions, expenses, arrears interest, additional costs and other amounts for which the Obligee is liable charged thereto. Each Lending Institution shall credit therein all the amounts received from the Obligee, through the Agent or not, such that the balance of the accounts represents the amount owed by the Obligee to each Lending Institution at all times.

It is clarified that the opening and maintenance by each Lending Institution of the credit accounts cited in this Stipulation 22.2 shall not be the same as opening and maintaining bank current accounts.

22.3	Bookkeeping in Case of Assignment

In case of assignment as established in Stipulation 26 below, the assignor shall cancel all or part of the aforementioned account, and the assign may open the corresponding one.

23.	REPRESENTATIONS AND WARRANTIES

23.1	Representations and Warranties

Obligee represents and warranties the following to the Lending Institutions, such representations and warranties being an essential supposition for the granting of the financing covered by this Agreement on the part of the Lending Institutions:

	23.1.1	Legal Status: Obligee is a company with a valid existence pursuant to the laws of Spain; that it has the capacity to act to perform all the rights and obligations derived from this Agreement and the rest of the Financing Documents; and that its corporate objective allows it to conclude this legal transaction;

23.1.2

Authorization: Obligee has taken all resolutions and obtained all administrative, corporate, or other authorizations required to grant and perform this Agreement, such that the obligations contracted in virtue of it and the rest of the Financing Documents are valid, binding and enforceable;

23.1.3

Nonexistence of Violation: neither the signing of this Agreement nor the performance of any of the pacts herein contained, violate or will violate, or constitute or will constitute, a breach, nor do they cause nor will they cause any limitation, obligation, or prohibition incumbent upon the Agent or the authorities of its representatives to be exceeded or breached, imposed by or contained in (i) any law, regulation, or administrative resolution or court decision, to which the Obligee or any of its assets is bound or by which they are affected; (ii) any document or regulation that contains or establishes the Obligee’s bylaws or articles of incorporation; or (iii) any agreement or other instrument to which the Obligee is a party or which results in the encumbrance of any of its assets;

23.1.4	Nonexistence of Charges on Assets: no charges or liens exist on the Obligee’s assets, save as stipulated in the Financing Documents;

23.1.5

Nonexistence of Default: no circumstance has occurred that constitutes, or through advance notification and/or the elapsion of time, will constitute a violation of or default on the tenor of any agreement or instrument to which the Obligee or any of its assets are bound, by which they are affected, or encumbered;

23.1.6

Litigation: no litigation has been filed or is pending nor, to the best of the Obligee’s knowledge and understanding, no litigation, arbitration, proceeding, or administrative claim has been announced before any judicial body, against the Obligee or any of its assets which, in and of itself or together with any other proceeding or claim, would have an Adverse Material Change on the Obligee, or which might materially or negatively affect its ability to follow or perform its obligations derived from this agreement;

23.1.7

Nonexistence of Bankruptcy Situations: Obligee is not subject to any bankruptcy or similar business reorganization proceeding, judicial or private in nature, derived in any case from a situation of insolvency, nor does it has the intention of requesting a declaration of bankruptcy;

23.1.8

Disclosure: Obligee has notified the Lending Institutions, in their entirety and in writing, of all the facts of which it does or should reasonably have knowledge, for the effects of granting this financing, which must reasonably be noticed to the Lending Institutions (or any of them) within the context of the Financing Documents;

	23.1.9	Compliance with Tax, Labor, and Environmental Regulations. Obligee is current in its tax, labor, Social Security and environmental obligations, and it complies with all civil, commercial, administrative, environmental, tax, labor, or any other regulation;

	23.1.10	Nonexistence of Cases of Accelerated Maturity: As of today there is no Case of Accelerated Maturity, or circumstance which, through advance notification and/or the elapsion of time, would constitute a Case of Accelerated Maturity;

	23.1.11	Binding Obligation: all the obligations assumed by the Obligee in virtue of the Financing Agreement, or in execution, performance, or implementation thereof or any other related document or agreement, are valid, binding, and must be performed under the terms in which they have been (or will be) agreed;

	23.1.12	Warranties. The Warranties granted constitute effective warranties, enforceable against third parties pursuant to their own terms[.]

23.2	Reiteration of Representations and Warranties

The representations and warranties contained in Stipulation 23.1 above shall be deemed reiterated, mutatis mutandi, on the dates on which Drawdowns are made charged to the Loan and, likewise, on the dates on which each of the Interest Periods, related to such times, begin.

24.	OBLIGATIONS

24.1	Reporting Obligation

Obligee acknowledges and accepts that this Agreement and its maintenance require that the Lending Institutions be perfectly informed on the situation and evolution of the Obligee and the ACCIONA Group.

	24.1.1	Delivery of Annual Economic Information. Obligee undertakes to deliver to the Agent the individual annual accounts and management report corresponding to each of the Obligee’s fiscal years, duly formulated and approved in a general meeting, and certified by the Obligee’s auditor, within a period of six (6) months from the closing date of the fiscal year.

	24.1.2	Reporting of Material Facts or Circumstances. Obligee undertakes to inform the Agent, in writing and with reasonable detail, of the following facts or circumstances as soon as they occur.

(i) Breach of Representations or Warranties. Any breach of the representations and warranties indicated in Stipulation 23.

(ii) Legal Actions. The institution, settlement, or termination of any litigation, arbitration or proceeding material because of its size or nature.

(iii) Cases of Accelerated Maturity. Any fact which might be a cause of acceleration termination or maturity of this agreement.

(iv) Relevant Facts. Any fact relevant to the business or expectations of the Obligee, or which might cause an Adverse Material Change with respect to the Obligee.

	24.1.3	Status of Subordinated Debt. On each delivery date of the Drawdowns of Tranche A and/or Tranche B, Obligee shall send to the Agent the sum of the amounts contributed by ACCIONA as Subordinated Debt.

	24.1.4	Delivery of Information in Such Copies as Lending Institutions. Any document which the Obligee must deliver to the Agent in virtue of this Stipulation 24.1 shall be contained on as many copies as Lending Institutions. Excepted from this obligation shall be when the original scanned documents are sent by electronic mail.

	24.1.5	Requests for Information. Obligee shall answer such reasoned requests for information on the part of the Agent and the Lending Institution, in relation to performance of its obligations derived from this agreement, as well as such as are necessary for the effects of the Lending Institutions being able to comply with their internal requirements in “know your customer” matters.

24.2	Obligations Regarding Accounting, Annual Accounts and Auditing

Obligee assumes the obligations insofar as accounting and audit as are described in this Stipulation.

	24.2.1	Maintenance of Corporate Fiscal Year. Obligee shall not amend the start and end dates of the corporate fiscal year in its bylaws, without prior express authorization from the Majority of Lending Institutions.

	24.2.2	Bookkeeping and Non-Alteration of Accounting Principles or Criteria. Obligee shall keep its accounting pursuant to the legal System without changing the accounting principles or criteria it has been applying, except by legal imperative.

	24.2.3	Formulation and Approval of Annual Accounts. Obligee shall formulate its annual accounts and obtain the approval thereof in a general meeting, pursuant to applicable law.

	24.2.4	Audit by an Internationally Renowned Firm. Obligee shall cause its individual annual accounts to be verified by an audit firm of recognized international prestige.

	24.2.5	Report of Audit, Access to the Auditors in Case of Delay. The report of audit on the annual accounts of the Obligee shall be delivered in an original copy or sent to the Agent within the timeframe established in Stipulation 24.1.2. If such is not so, the Agent may consult that Obligee’s auditor regarding the reasons for the delay and the prospects regarding the final content of the report of audit.

24.3	Obligations Regarding Business Activity

Obligee undertakes to submit its business activities to the obligations and limitations described in this Stipulation.

	24.3.1	Limitation on Business Activity. Obligee undertakes to limit its business activity to the mere holding of ENDESA Shares.

	24.3.2	Retention of the ENDESA Shares. Obligee undertakes to retain full ownership of and not to dispose of under any title, full or limited, all or part of the ENDESA Shares which it owns at any time, except if the result of the sale thereof, net of taxes, is sufficient for and were applied to pay the Financing Agreement and the ACCIONA Financing Agreement, as well as to comply with any payment obligations arising from the accelerated cancellation of the Interest-Rate Hedge Agreements.

	24.3.3	Prohibitions Against Investments. Obligee undertakes not to make new investments, excluding the possible acquisition of new ENDESA Shares provided that it is made charged to the balance of the Main Account, that such does not imply a breach of Stipulation 24.6, and that Tranche B of the ACCIONA Financing Agreement is not drawn down.

	24.3.4	Compliance with Applicable Law. Obligee undertakes to comply with applicable law in each case, in civil, commercial, administrative, tax, labor, or any other type of matter that is applicable.

	24.3.5	Orderly and Diligent Management and Contracting Under Market Conditions. Obligee undertakes to manage its business with the diligence of an orderly businessman and to contract under market conditions.

24.4	Obligations of a Corporate or Company Nature

	24.4.1	Corporate Modifications. Obligee undertakes to prevent is general meeting from deciding on any of the following matters:

(i) any modification of the corporate objective of the Obligee; or

(ii) any modification of the Obligee’s corporate bylaws that might be prejudicial to this agreement, or to any of the Financing Documents; or

(iii) any merger, transformation, divestiture, operational contribution or conversion of securities, dissolution or any other analogous corporate restructuring operation with respect to the Obligee;

(iv) any reduction in its capital (except such as are required by applicable law); or

(v) any distribution of dividends, interim dividends or any remuneration of its capital in favor of ACCIONA.

The commitments assumed by the Obligee under this stipulation are negative obligations of result. The occurrence of any of such results shall be deemed a case of accelerated maturity of this Agreement, without prejudice to the fact that the legal competence to decide such matters does not appertain to the Obligee’s administrative body.

24.5	Financial Obligations

	24.5.1	Maintenance of the Credit Rank of the Lending Institutions. Obligee undertakes to retain the credit rights of the Lending Institutions arising in this agreement at their present level and privileges, in relation to any other of the Obligee’s creditors, present or future.

	24.5.2	Payment of the Bridge Loan. Obligee undertakes to pay the Bridge Loan in full on the delivery date of the first Drawdowns of Tranche A and Tranche B.

	24.5.3	New Financial Debt. Obligee undertakes not to contract new credits, loans, or any other form of financing, excluding such financing as ACCIONA may grant through the Subordinated Debt.

	24.5.4	Provision of Guaranties. Obligee undertakes not to establish guaranties of a real or personal nature to insure its own obligations, except those granted in virtue of the Guaranty Agreement.

	24.5.5	Financing to Third Parties. Obligee undertakes not to grant loans, credits, or any other type of financing or to provide any type of guaranties to third parties.

	24.5.6	Prudent Management of Treasury. Obligee undertakes to invest its treasury in financial products or instruments of the utmost liquidity and credit quality.

24.5.7	Collection of Dividends on the ENDESA Shares. Obligee undertakes that all the dividends that are distributed by ENDESA from the date of this Agreement, will be deposited in the Main Account.

24.5.8

Payment of Principal on the Subordinated Debt. Obligee may only repay the principal on the Subordinated Debt by charging to the Drawdowns of the Financing that are made pursuant to the provisions of this Agreement. The Temporary Subordinated Loans shall be amortized by charging to the first Drawdown of Tranche A.

24.5.9

Interest Payments on the Subordinated Debt. Obligee undertakes not to pay any amount to ACCIONA as interest on or remuneration of the Subordinated Debt, until the full amortization of this Agreement. Excepted are the Temporary Subordinated Loans, whose interest shall be payable by charging against the first Drawdown of Tranche A.

24.5.10

Dividend Payments. Obligee undertakes not to pay any amount to ACCIONA as dividends or any other item related to its capacity as shareholder until the full amortization of this Agreement, except as expressly allowed by the Financing Documents.

24.5.11

Hedge Agreements. Obligee undertakes to contract with the Lending Institutions, under market conditions and within a period of sixty (60) days from the date of this Agreement, an interest-rate hedge instrument for a notional amount equal to sixty-six (66%) [sic] of the total amount of the Financing and for the term of the Financing.

24.5.12

Loan Account Current Account. Obligee undertakes to deposit in the Loan Account Current Account all the amounts that are contributed by ACCIONA charged to the ACCIONA Financing Agreement and in virtue of the ACCIONA Support Agreement. Obligee may only draw down Tranche B and the credit balance of the Loan Account Current Account, beyond pursuant to the provisions of Section 8.3, to make payment of rates, municipal fees, audit costs and keeping the Obligee’s annual accounts, with an annual limit of ten thousand (10,000) euros.

24.5.13

Main Account. Obligee undertakes not to draw down the balance of the Main Account except for: (i) the acquisition of ENDESA shares pursuant to the requirements established in Stipulation 24.3.3 above; or (ii) payment of the amounts owed under the Financing Agreement; or (iii) making payment of rates, municipal fees, taxes, and other establishment expenses for the Obligee. The application of the balance of the Main Account for the purposes described in points (i) and (ii) shall be at the discretion of the Obligee, provided that the terms of this Agreement are met and that no Case of Accelerated Maturity has occurred.

24.5.14	Tax Consolidation. Obligee undertakes to consolidate with ACCIONA for tax purposes, except if such consolidation were not possible by legal imperative.

24.6	Obligations to Comply with Financial Ratios

	24.6.1	Senior Debt Hedge Ratio. Obligee undertakes that the Senior Debt Hedge Ratio (RCDS) will be greater than or equal to 115% during the entire effective period of this Agreement.

Noncompliance with such financial ratio, even if fraud or fault does not exist on the part of the Obligee, shall be a case of accelerated maturity of this Agreement.

	24.6.2	Procedure for Determining the Value of the Senior Debt Hedge Ratio. To calculate the value of the Senior Debt Hedge Ratio established in this Stipulation, the following rules shall be applicable:

		(i)	The Agent on each Measurement Date shall calculate the value of the Senior Debt Hedge Ratio.

		(ii)	The Agent shall report the Senior Debt Hedge Ratio to the Obligee and the Lending Institutions prior to 11:00 a.m. on the Measurement Date for the appropriate effects, stating the parameters used for the calculation.

		(iii)	Exceptionally, if on a specific Measurement Date the Agent cannot determine the Senior Debt Hedge Ratio as a result of not being able to calculate the Market Value of the ENDESA Shares, the Agent shall try to undertake in the days immediately after the Measurement Date in question, new measurements until it is possible to calculate it. If three days have elapsed from the Measurement Date in question, and it is impossible to determine the Senior Debt Hedge Ratio, it shall be construed that the Obligee has committed a cause for Accelerated Maturity of this Financing Agreement because of nonperformance of the provisions of this Stipulation.

25.	AGENCY

25.1	Appointment

All the Lending Institutions appoint as Agent of this Agreement the institution BANCO SANTANDER CENTRAL HISPANO, S.A., which expressly accepts such appointment.

25.2	Content of the Mandate

The position of the Agent as mandatary of the Lending Institutions is instituted under the terms of this Stipulation.

25.2.1

Mandate. All the Lending Institutions grant a mandate to the Agent for it to exercise, in the interest of the Lending Institutions, all the rights and authorities granted under this agreement to the figure of Agent.

In its capacity as mandatary, the Agent shall comply with the provisions of this agreement, and any instructions that have been approved by the Majority of Lending Institutions (including refraining from exercising any right, authority, or duty corresponding to the Agent in virtue of this agreement).

If this agreement has stipulated nothing, it shall request instructions, and when it is impossible to consult the Lending Institutions due to the urgency of the case, the Agent shall do what prudence dictates and is most beneficial for the common interest of all the Lending Institutions, pursuant to Article 255 of the Code of Commerce.

25.2.2

Agency. All the Lending Institutions grant agency to the Agent for it to exercise, in behalf an in representation of all the Lending Institutions and with respect to the Obligee or any third party, all the rights and authorities (except the institution of legal actions derived from this agreement, or the granting of any contractual documentation), as well as all the decisions or instructions approved by the Majority of the Lending Institutions. In particular, the Lending Institutions grant agency to the Agent to issue the banking certification of the Obligee’s debit balance under this agreement (cited in Stipulation 28.1.1), in order to proceed with the execution of this Agreement.

The Agent does not have a power of attorney to represent the Lending Institutions beyond that expressly stated in this agreement, nor is it a trustee of the Lending Institutions.

25.2.3

Discharge Effect for Payments Made to the Agent. As a result of the mandate and agency granted to the Agent, payments of any nature derived from this agreement shall be made by the Obligee to the Agent, and take full effect of a discharge for the Obligee as if they had been received in the corresponding proportion by the Lender Institutions.

25.2.4

Full Effect of Notifications Made to the Agent. As a result of the mandate and agency granted to the Agent, any notification between the Obligee and the Lending Institutions shall be made through the Agent, and any notification made to the Agent or received by it shall take the same effect as if it had been made to the Lending Institutions or received by them.

25.2.5	Reporting Responsibilities. On each Measurement Date, the Agent shall send the following information to the rest of the Lending Institutions:

	(i)	Outstanding debit or credit balance in the Loan Account Current Account.

	(ii)	Sum of the amounts guaranteed under the Guaranty (including interest accrued) for each of the Guarantors.

The Agent shall send the rest of the Lending Institutions with the same periodicity as received from the Obligee, the information related to the sum of the amounts contributed by the Shareholder under the ACCIONA Support Agreement as Subordinated and unpaid Subordinated Debt.

25.3	Agent’s Responsibility to Lending Institutions

The Agent’s responsibility as mandatary is instituted under the terms of this Stipulation.

	25.3.1	Lack of Responsibility for the adequate results of the Financing. The Agent shall not be responsible to the Lending Institutions for the validity, enforceability, or performance of this agreement or any other agreement related or connected to this agreement.

	25.3.2	Lack of Responsibility for Compliance with Instructions. The Agent shall not be responsible if it follows the instructions approved by the Majority of Lending Institutions, pursuant to Article 254 of the Code of Commerce.

	25.3.3	Liability Derived from Fraud or Culpa Lata. The Agent shall have no liability beyond that which might be derived from fraud or culpa lata in its actions.

	25.3.4	Duty to Communicate Without Obligation to Prove. The Agent’s duty to communicate shall be exhausted upon informing each Lending Institution of any document related to the Loan which it has received, and of any notice or notification that might constitute a cause for accelerated maturity of this agreement which it has received. The Agent shall not be obligated to prove the veracity or certainty of any information received, or the performance of this agreement by any of the parties hereto.

	25.3.5	Lack of Responsibility to the Lending Institutions of the Agent’s Administrators, Directors, or Employees. The Lending Institutions undertake not to file any legal action against any administrator, board member, director, or employee of the Agent’s which is related to the functions of the Agent under this agreement, except if such claims are the consequence of the fraudulent or grossly negligent conduct of the administrators, board members, directors, or employees of the Agent’s with respect to the Lending Institutions.

25.4	Reimbursement of Amounts to the Agent

The Lending Institutions shall reimburse the Agent immediately, prorated to their share of the Loan, for any disbursement made by the Agent by reason of this Agreement in the common interest of the Lending Institutions, notwithstanding the favorable or adverse result of the actions or measure that gave rise to the disbursement. The Agent shall be authorized to withhold from the amounts payable to the Lending Institutions, for any item, the sum of the aforementioned amounts.

25.5	Resignation of the Agent

	25.5.1	Free Resignation. The Agent may freely resign its position through written notification to the other Lending Institutions and to the Obligee, although its resignation shall only take effect from the date of appointment and acceptance of the new institution that assumes the position of Agent.

	25.5.2	Appointment of New Agent by the Majority of Lending Institutions. In case of resignation, the new Agent shall be named by the Majority of Lending Institutions.

All the Lending Institutions give their consent and approval to the appointment of an Agent which the Majority of Lending Institutions agrees in the future, and they ratify the mandate and agency granted in virtue of this Stipulation 25.

	25.5.3	Subsidiary Appointment of New Agent by the Outgoing Agent. If within thirty (30) days after the notification of its resignation by the Agent, the Majority of Lending Institutions have not named a new Agent or the appointee has not accepted the appointment, the Agent shall name the replacement itself, from among the Lending Institutions.

	25.5.4	Prior Consultation with the Obligee. The appointment of the new Agent shall be discussed, in advance, with the Agent, both if it is agreed by the Majority of Lending Institutions and if it is appointed by the Outgoing Agent.

	25.5.5	Resignation and Appointment in a Certified Instrument. The resignation of the Agent and the appointment of the new Agent shall be documented in a certified document.

	25.5.6	Identicalness of Terms of the New Agent’s Mandate. The New Agent shall be invested with the same rights, authorities, and duties as the outgoing Agent.

	25.5.7	Expenses Not Passed Through to the Obligee. The expenses caused as a result of the resignation or appointment of an Agent shall not be passed through to the Obligee.

25.6	Revocation of the Agent

	25.6.1	Assumptions and Requirements of Revocation of the Agent. The Majority of Lending Institutions may agree to revoke the appointment of the Agent because of gross nonperformance or repeated differences with the rest of the Lending Institutions, provided that they simultaneously appoint another Agent from among the Lending Institutions, and that it accepts the position.

	25.6.2	Referral to the Regime for Replacement by Resignation. The appointment and the regime of the new Agent in case of revocation shall be mutatis mutandi, that indicated in Stipulations 25.5.2 and 25.5.4 to 25.5.7.

26.	ASSIGNMENT

26.1	Prohibition Against Assignment by Obligee

Obligee may not assign or encumber its rights or obligations derived from this Financing Agreement, in whole or in part.

26.2	Assignment by Lending Institutions: Requirements

Each Lending Institution or Guarantor may only assign or encumber its lending position in this Agreement in whole or in part, effective against the Obligee and the other Lending Institutions, to other credit institutions, subject to the following:

	26.2.1	Assignment Coincident with an Interest Period. With respect to those outstanding Drawdowns on the date of the assignment, the transaction shall take effect, with respect to each and every one of such Drawdowns, on the first date that in which the Interest Period reaches the maturity date. The Agent will not be obliged to distribute payments from the Obligee to the Assignor once reached the effectiveness date (inclusive) even if the cause of such payment had its origin before said date.

	26.2.2	Assignment in Certified Instrument. The assignment shall necessarily be granted in a certified instrument.

	26.2.3	Nonexistence of Greater Burden for Obligee. The transaction shall not generate a greater burden for the Obligee.

	26.2.4	Prior Notification to Agent by Assignor. The transaction shall be noticed in writing to the Agent at least ten (10) Business Days in advance of its effective date, for its subsequent notification by the Agent to the Obligee, within the five (5) Business Days after the date on which it was notified, indicating the identity of the assign and the amount of the assignment. Obligee shall comply at all time with the obligations in its charge related to obtaining the corresponding Financial Transaction Number from the Bank of Spain if the assign is not a Spanish institution.

	26.2.5	Minimum Amount of Each Assignment. Except in the case of an assignment of all the assignor’s interest in the financing covered by this Agreement, the amount of each assignment transaction shall be equal to TEN MILLION EUROS (€ 10,000,000) or, if it is greater, in whole multiples of FIVE MILLION EUROS (€ 5,000,000), jointly for the Maximum Amount of Tranche A and the Guaranty.

	26.2.6	Assignment of Tranche B. The assignment of the lender’s contractual position in Tranche B shall in all cases imply the assumption by the assign of the Agent’s position. There may not be partial assignments of the contractual position of Tranche B. That notwithstanding, the Agent may cause itself to be guaranteed in those shares of Tranche B which are currently not guaranteed, with that new guarantor being automatically subject to everything stipulated in the Financing Documents. The Guarantors may assign to third parties their contractual position in the Guaranty, provided that (i) they assign an equivalent position in the contractual position of the Tranche B Guaranty of the ACCIONA Financing Agreement; and (ii) the assignment meets the rest of the requirements established in this Clause 26.

	26.2.7	Rating. The Assign shall have a rating greater than “A” from Standard and Poor’s or the equivalent thereof from the remaining rating agencies.

27.	ACCELERATED MATURITY

27.1	Accelerated Maturity for Default on Obligations

The Lending Institutions may declare the accelerated maturity of this Agreement and demand accelerated amortization of all the payment obligations, with the interest and other amounts accrued for which the Obligee is responsible, if any of the causes of accelerated maturity described in this Stipulation occurs, this even though the Obligee has not defaulted on its payment obligations in virtue of this agreement, or if fraud or fault did not exist on the part of the Obligee in the default on the obligation in question, or if the guaranties provided to ensure performance of this agreement have been retained.

	27.1.1	Default on Payment Obligations. Default by the Obligee on any payment obligation for principal, interest, commissions, or for any other time, at their respective maturity or on the date due, thus construing as agreed in particular for the effects of Article 693.2nd of the Rules of Civil Procedure.

	27.1.2	Breach of the RCDS. Breach by the Obligee of its obligation to maintain the RCDS pursuant to the provisions of Stipulation 24.6.1, except if such breach is cured within a period of two (2) Business Days from the notification sent by the Agent and indicated in Stipulation 24.6.2 above.

The cure of the RCDS may be done by:

		-	the acquisition and pledging of new ENDESA shares;

		-	through the contribution of new funds applied to reducing the outstanding

		-	through contribution of a new bank guaranty upon first demand in an amount equivalent to that which must be provided to the Obligee for it to amortize the Financing insofar as necessary to make the RCDS be greater than or equal to 115%.

	27.1.3	Breach of the Mandatory Accelerated Amortization Rules. Breach by the Obligee of its obligations to accelerate amortization of the Financing, pursuant to Stipulation 18.

	27.1.4	Breach of the Duty to Retain the ENDESA Shares. Beach by the Obligee of its obligations to retain ownership of all the ENDESA Shares and not to dispose of them, pursuant to Stipulation 24.3.2.

	27.1.5	Uncured Breach of other Obligations of the Obligee’s. Breach by the Obligee of any other obligations in virtue of this agreement or of the Financing Documents, provided that such breach is not cured within a period of ten (10) days from the date on which the cure thereof was requested by the Agent.

27.2	Accelerated Maturity for Reduction in Solvency of Obligee or Change in the Economic Assumptions or Conditions of this Agreement

The Lending Institutions may declare the accelerated maturity of this Agreement and demand accelerated amortization of all the payment obligations, with the interest and other amounts accrued for which the Obligee is responsible, if any of the causes for accelerated maturity described in this Stipulation occurs, given that the occurrence thereof shall affect the capacity of the Obligee to meet its short-, medium-, and long-term obligations, or it shall cause a change in the economic assumptions or conditions related to the Obligee and/or ENDESA, which led the Lending Institutions to grant this Agreement.

Pursuant to the aforesaid, the occurrence of any of the causes for accelerated maturity shall be sufficient, even if the Obligee has not defaulted on any obligation in virtue of this agreement, or if no fraud or fault by the Obligee existed in the breach of the obligation in question, or if the guaranties provided to ensure performance of this agreement are retained.

	27.2.1	Bankruptcy or Insolvency. If the Obligee or ENDESA request the declaration or is declared, in a legal state of bankruptcy or insolvency, or is the object of any receivership, administration, or bankruptcy liquidation proceeding, or if it enters into any debt renegotiation, discharge, or grace agreement.

27.2.2	Adverse Material Change. If an Adverse Material Change occurs with respect to the Obligee, pursuant to the reasoned judgment of the Majority of Lending Institutions. If an Adverse Material Change occurs in ACCIONA (except if Tranche B of the ACCIONA Financing Agreement is fully drawn down), pursuant to the reasoned judgment of the Majority of Lending Institutions.

27.2.3	Change of Control of the Obligee. If ACCIONA ceases to hold 100% of the Obligee’s capital.

27.2.4	Cross-Default. If any debt contracted by the Obligee with any third party (including the Financial Transaction Framework Agreements) were not satisfied or the maturity thereof were declared accelerated, as a result of default.

27.2.5	Execution or Distrainment. If with respect to the Obligee any judicial, extrajudicial, or administrative proceeding were instituted which implies the execution or distrainment of the Obligee’s assets.

27.2.6	Cessation of Business or Activity. If the Obligee ceases its business or activities.

27.2.7	Revocation or Non-Renewal of Licenses or Authorizations. If the administrative licenses, permits, or authorizations required to maintain ownership of the ENDESA Shares by the Obligee are revoked, challenged, or not renewed.

27.2.8	Prejudice or Ineffectiveness of the Guarantees. If the Obligee does not grant the Guarantees promised in the Guaranty Agreement, or if the Guarantees granted, through its own acts or not, disappear or become ineffective, whether or not substitutable by others. In any case the Guaranty on the Obligee’s shares shall be deemed prejudiced in case of a non-interlocutory court order of distrainment of the Obligee’s shares.

27.2.9	Non-Enforceability of the Obligations Arising from the Financing. If the obligations under this Agreement become or are declared nonexistent, invalid, or ineffective.

27.2.10	Falsity or Gross Inexactitude of Representations and Warranties. If there is falsity or gross inexactitude in the information stated or in the representations made by the Obligee in virtue of this agreement.

27.2.11	Denial of Audit Opinion, Negative Opinion, or Essential Qualifications. If the Obligee’s auditor does not make or refused to give its audit report or opinion, or it issues a negative report or opinion or one with essential qualifications.

	27.2.12	Public Tender Offer. If the Obligee is obligated by the National Securities Market Commission (CNMV) or other competent authorities to make a public offering to purchase shares of ENDESA, except in the case that ACCIONA assumes, to the satisfaction of all the Lending Institutions, the contribution of funds required to settle such offering, and that such funds were contributed as Subordinated Debt.

	27.2.13	Tax Consolidation. If the Obligee failed to consolidate in the tax group of which ACCIONA is the dominant company, except by legal imperative.

	27.2.14	Economic Rights of the ENDESA Shares. If the Obligee loses the economic rights of the ENDESA Shares, or if such were suspended for any reason.

	27.2.15	Breach of Ratios. Breach by ACCIONA of the financial ratios contained in Stipulation 24.6 of the ACCIONA Financing Agreement. Breach of the aforementioned financial ratios shall not be a cause for accelerated maturity of this Agreement, if on that date: (i) Tranche B of the ACCIONA Financing Agreement were fully drawn down; or (ii) ACCIONA were to contribute to the Obligee Subordinated Debt in the amount of the available balance of Tranche B of the ACCIONA Finance Agreement, charged to other financial agreements, and without drawing down such ACCIONA Financing Agreement.

	27.2.16	Delisting of Endesa. If the shares of Endesa, S.A., ceased, for any circumstances, to be listed for trading on any Spanish Exchange, and in the exchange interconnection system (SIBE).

27.3	Accelerated Maturity for Reduction in Solvency of ACCIONA

The Lending Institutions may declare the accelerated maturity of this Agreement and demand accelerated amortization of all payment obligations, with interest and other amounts accrued for which the Obligee is responsible, if any of the causes of accelerated maturity described in this Stipulation occurs, given that their occurrence will affect the capacity of the Obligee to meet its short-, medium-, and long-term obligations, or it shall cause a change in the economic assumptions or conditions related to ACCIONA, which caused the Lending Institutions to grant this Agreement.

	27.3.1	Default by ACCIONA. Default by ACCIONA on its obligations under any Financing Documents, other than the ACCIONA Financing Agreement, to which it is a party.

The accelerated maturity of the ACCIONA Financing Agreement.

	27.3.2	Adverse Material Change. If an Adverse Material Change in ACCIONA occurs.

27.3.3 Bankruptcy or Insolvency. If ACCIONA files a request to be declared bankrupt, or if any other type of bankruptcy situation occurs, or if, the request of a third party having been granted, it is admitted for judicial resolution; likewise, if ACCIONA were subject to court administration or were the object of seizure or if its inability to pay its debts in general when due were recognized, or if a renegotiation of all or a material part of its payment obligations were instituted, or if any other similar action or procedure were undertaken, judicial or private, which causes identical results.

27.3.4 Cross-Default. If any debt contracted by ACCIONA, in an individual or joint amount in excess of ONE HUNDRED MILLION EUROS (€ 100,000,000) were not paid at its regular or accelerated maturity.

27.3.5 Breach of Judgments. If ACCIONA were to breach an order or final judgment enforceable in Spain, coming from a competent judicial or administrative authority, ordering it to pay a specific amount, if such order individually or jointly with other orders exceeds the figure of ONE HUNDRED MILLION EUROS (€ 100,000,000).

27.3.6 Expropriation. If as a result of a governmental intervention or an expropriation the administrators of ACCIONA were replaced, or such company were to lose control or ownership of its business or assets or such control or ownership are restricted such that it affects the capacity of ACCIONA to meet the payment obligations derived from the ACCIONA Support Agreement.

The causes for accelerated maturity stipulated in Sections 27.3.2 to 27.3.6 shall constituted cases of accelerated maturity if Tranche B of the ACCIONA Financing Agreement were not fully drawn down.

27.4	Alternatives for Lending Institutions

If any of the cases of accelerated maturity described in Stipulations 27.1 to 27.3 occurs, the Lending Institutions shall be authorized to chose among (i) declaring the accelerated maturity of all the obligations for which the Obligee is responsible; (ii) terminating this Agreement; or (iii) retaining the effectiveness of this agreement and, if applicable, demanding specific performance of the breached obligations.

The option to retain the agreement shall in no way limit the authority of the Lending Institutions to declare, subsequently, the accelerated maturity or termination of this Agreement, if the cause for accelerated maturity persists or a different one has occurred.

27.5	Termination by Decision of the Majority of Lending Institutions: Binding Nature

The declaration of accelerated maturity or termination of this agreement shall be decided by the Majority of Lending Institutions and it shall bind the absent, abstinent, or dissident Lending Institutions.

27.6	Individual Termination Without Agreement of the Majority of Lending Institutions

The individual right of each of the Lending Institutions to request the accelerated maturity or termination of this agreement insofar as appertaining to it and to exercise it is reserved, if the Majority of Lending Institutions have not agreed to declare accelerated maturity or termination of this agreement in a maximum period of twenty (20) Business Days calculated from (i) the date of receipt by the Agent of the request from any of the Lending Institutions to form such Majority of Lending Institutions or, if such request did not exist, (ii) the date of notification by the Agent to the Lending Institutions of the occurrence of a cause of accelerated maturity.

27.7	Procedure With Respect to Obligee

	27.7.1	Notification to the Obligee. When the Majority of Lending Institutions have agreed to declare the accelerated maturity or termination of this Agreement, such decision shall be reported by the Agent to the Obligee.

	27.7.2	Term for Payment. Obligee shall be obligated to pay all the amounts owed for any item (principal, interest, commissions, expenses, or any other item) in virtue of this agreement, within a period of three (3) calendar days calculated from the date of the notification to that end made by the Agent to it.

	27.7.3	Exercise of Legal Actions. Once such term has elapsed without the Obligee’s having met its obligation to pay all the amounts owed, the Agent shall institute the corresponding legal claim, to which effect the Agent shall act as mandatary for the Lending Institutions.

If the Agent does not institute the corresponding legal claim, after a period of ten (10) days from the end of the three (3) calendar-day period established in Stipulation 27.7.2 above, each one of the Lending Institutions may individually take the corresponding legal actions against the Obligee to claim the amounts appertaining to them.

All the Lending Institutions undertake to grant the Agent such powers of attorney as required by the Rules of Civil Procedure and other applicable legislation, for the effects that the Agent may act in their behalf in the legal proceedings instituted pursuant to this Stipulation or, alternatively, to appear together with the Agent, at its request, in order to enable the exercise of the rights granted to the Lending Institutions, pursuant to the decisions made by the Majority of Lending Institutions.

27.8	Accrual of Arrears Interest

The terms stipulated in this Stipulation 27, both to cure the cause for accelerated maturity occurring and for the Lending Institutions to be able to exercise their rights under this agreement, shall be deemed, in any case, without prejudice to the duty of the Obligee to pay the Lending Institutions arrears interest, from the date of default on any payment obligation, or from the date on which the Majority of Lending Institutions have declared the accelerated maturity or termination of this agreement, if such were not due to default of the payment obligations stipulated in this agreement.

SECTION FIVE – EXECUTION

28.	EXECUTION OF THE FINANCING AGREEMENT

28.1	Determination of the Net Amount

If the Lending Institutions were to decide to undertake the ordinary executory proceeding stipulated in Article 517 and subsequent of Law 1/2000, of January 7, on Civil Procedure, it is agreed, for the purposes of the provisions of Articles 572 and 573 of the aforementioned Law, that the amount due in case of execution of this agreement and its guarantees shall be that resulting from the liquidation made by the Agent based on the account indicated in Stipulation 14.2.

	28.1.1	Liquidation Made by the Agent. The presentation of this agreement, certified, accompanied by the following, shall be sufficient to take executory action: (i) the certification issued by the Agent in behalf of the Lending Institutions, which proves that the debit balance coincides with that which appears in the account indicated in Stipulation 22.1 and that the payment of the debt has been undertaken in the manner agreed by the contracting parties, which certification or certifications are incorporated into a Notarized Document or one in which a Notary shall appear; and (ii) the document that proves that the Obligee was notified of the amount due.

	28.1.2	Prevalence of the Determination Made by the Agent. Once the liquidation of the account indicated in Stipulation 22.1 has been made by the Agent, with respect to the entirety of the financing covered by this agreement or its guarantees, the Lending Institutions may not request individual payments based on the accounts indicated in Stipulation 22.2.

	28.1.3	Individual Determination by Any Lending Institution. While the Agent has not released the payment from the account indicated in Stipulation 22.1, if any Lending Institution individually enforces this financing or its guarantees judicially insofar as related to its share, it is agreed that the amount due shall be that resulting from the liquidation made by the executing Lender based on the respective account indicated in Stipulation 22.2. Once such individual payment is released, the payment which if applicable is subsequently made by the Agent from the account indicated in Stipulation 22.1 shall not include the amount corresponding to the Lender Institution or Institutions which have individually instituted execution.

	28.1.4	Full or Partial Liquidation, Without Waiver. The liquidations indicated in Stipulations 28.1.1 and 28.1.3 may include all or part of the items, without such implying any waiver whatsoever, in particular insofar as refers to the expenses and amounts owed in virtue of Stipulations 17.2, 19, and 20.

	28.1.5	Individual or Variable Parities. For the effects indicated in Article 574 of the Rules of Civil Procedure, the calculation of interest or variable parities shall be made pursuant to the provisions of Stipulation 15.

	28.1.6	Challenge by the Obligee. Obligee may not dispute or question the liquidations or calculations made by the Agent or by the Lending Institution that enforces its rights individually, pursuant to Stipulations 28.1.1 and 28.1.3, respectively, except for the reasons established in Article 557 of the Rules of Civil Procedure.

If the executory proceeding is undertaken together with execution of a security or mortgage guaranty, Obligee may only challenge for the reasons established in Article 695 of the Rules of Civil Procedure.

	28.1.7	Liquidation Expenses. Obligee shall bear all expenses and taxes caused by reason of the Notarized Document or the intervention of the Notary cited in this Stipulation.

28.2	Procedure and Methods of Execution, General and Special

The Lending Institutions may at any time use such execution procedures or modalities as are stipulated in the legal system, either with respect to the guarantees or with respect to the Obligee’s assets.

28.3	Miscellaneous Provisions

In case of execution, the following provisions shall be applicable:

	28.3.1	Power of Attorney to the Agent to Request Issuance of Copies. The Agent is hereafter granted a power of attorney by all the parties to request the issuance of second copies of this document, for the effects indicated in Article 517.4 of the Rules of Civil Procedure, such copies being deemed issued with the consent of all the parties.

	28.3.2	Domicile for the Effects of Notifications. Obligee’s domicile for the effects of summonses and notifications shall be that indicated in Stipulation 29.1.

SECTION SIX – MISCELLANEOUS

29.	MISCELLANEOUS STIPULATIONS

29.1	Correspondence and Addresses

Any notification or correspondence which must or may be sent among the parties in virtue of this agreement shall be sent in writing to the address that appears in the recital hereof by letter, fax, or any other means although it shall only be deemed known by the addressee party if its receipt is undoubtedly documented.

To these ends, the parties indicate the following fax numbers and the names and positions of the persons to whom correspondence should be sent, as well as, insofar as the Lending Institutions, the accounts for making payments among them.

To the Obligee:

FINANZAS DOS, S.A.

CONTACT INFORMATION

Contact for Sending Documentation: Address Where Documentation Must Be Sent:	Juan Gallardo / José Angel Tejero Avda. Europa, 18 Parque Empresarial La Moraleja 28108 Alcobendas Madrid
Telephone No.: Fax: E-Mail:	91 663 2355 91 663 2929

            To the Lending Institutions

BANCO SANTANDER CENTRAL HISPANO, S.A.

DOCUMENTATION Contact for Sending Documentation: Address Where Documentation Must Be Sent:	Raúl Osuna Menéndez / Inés García Revilla Finance Resolution Department Ciudad Grupo Santander Edificio Amazonia 2nd Floor 28660 Boadilla del Monte (Madrid)
Telephone No.: Fax: E-Mail:	91 289 12 59 / 91 289 31 88 91 257 16 17 rosuna@gruposantander.com / inegarcia@gruposantander.com

CONTACTS FOR OPERATIONAL MATTERS

Name: Address:	José Manuel Llorente / Pedro de Miguel / Maribel Centeno Ciudad Grupo Santander, Edificio Marisma Ground Floor 28660 Boadilla del Monte – Madrid
Telephone No.: Fax: E-Mail:	91 289 30 12 / 91 289 30 13 / 91 289 47 89 91 257 11 64 / 91 257 11 65 / 91 257 10 86 / 91 257 16 36 Backofficesindicados.madrid@sinvest.es josmllorente@gruposantander.com micenteno@gruposantander.com

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entity Name: SWIFT Code OMF	Banco Santander Central Hispano S.A. BSCHESMM 0049 BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
DOCUMENTATION Contact for Sending Documentation:	Iñigo Solaun Gonzalez / Celina Carvajal Fernandez

Address Where Documentation Must Be Sent: Telephone No.: Fax: E-Mail:	Calle Alcalá, 16 – 4th, 28014 Madrid, Spain 91-374-73-74 / 91-537-83-14 91-537-05-66 inigo.solaun@grupobbva,com / ccarvajal@grupobbva.com

CONTACTS FOR OPERATIONAL MATTERS

Name: Address:	Javier Granero / María González BBVA – Capital Markets Administration Vía de los Poblados no number, 4th Floor 28033 Madrid, Spain
Telephone No.: Fax: E-Mail:	91-374-73-74 / 91-537-83-14 91-374-41-40 / 91-537-09-47 jgranero@grupobbva.com / mdgonzalez@grupobbva.com /

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entity Name: Account Number (OMF): SWIFT Code	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. 0182 BBVAESMM BNP PARIBAS, Spain Branch
DOCUMENTATION Contact for Sending Documentation: Address Where Documentation Must Be Sent: Telephone No.: Fax: E-Mail:

Jose Gefaell / Jose Serrano-Suñer / Carolina Torres

Calle Ribera del Loira 28, 4th floor Madrid 28042

91 388 80 25 / 80 26 / 80 38
91 388 80 50
Jose.gefaell@bnpparibas.com / Jose-serrano-suner@bnpparibas.com /
Carolina.torres@bnpparibas.com

CONTACTS FOR OPERATIONAL MATTERS

Name: Address: Telephone No.: Fax: E-Mail:	Alberto Sanchez / Elena García Juarez Ribera del Loira, 28 2nd FLOOR 28042 MADRID 91 388 80 25 / 80 26 / 80 38 91 388 80 99 Alberto.sanchez@bnpparibas.com Elena.garciajuarez@bnpparibas.com

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entity Name: Account Number (OMF): SWIFT Code	BNP PARIBAS SPAIN BRANCH 0149 BNPAESMS CALYON, Spain Branch
DOCUMENTATION Contact for Sending Documentation: Address Where Documentation Must Be Sent: Telephone No.: Fax: E-Mail:	Rolando Menor Aguilera / Isabel López Fernández Paseo de la Castellana, number 1 91.432.75.85 91.43275.08 isabel.lopez@es.calyon.com

CONTACTS FOR OPERATIONAL MATTERS

Name: Address: Telephone No.: Fax: E-Mail:	Mª Teresa García García / Ana Isabel Avila Tobar 91.432.73.85 / 91.432.72.75 91.432.73.85 / 91.432.72.75 maite.garcia@es.calyon.com

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entity Name: Calyon, Spain Branch

Account Number SWIFT Code	0154 0001 95 9999999100 BSUIESMM THE ROYAL BANK OF SCOTLAND PLC
DOCUMENTATION Contact for Sending Documentation: Address Where Documentation Must Be Sent: Telephone No.: Fax: E-Mail:	Lucia Rodríguez Bartolomé Edificio Serrano 49, C/ José Ortega y Gasset, 7, 28006 Madrid +34 91 438 5175 +34 91 438 5307 Lucia.rodriguez-bartolome@rbos.com

CONTACTS FOR OPERATIONAL MATTERS

Name: Address: Telephone No.: Fax: E-Mail:	Henny de Lathauwer Edificio Serrano 49, C/ José Ortega y Gasset, 7, 28006 Madrid +34 91 438 5129 +34 91 438 5307 Henny.delathauwer@rbos.com / RBSMadrid- MiddleOffice@rbos.com

Please, for operational matters always copy:

Name: Address: Telephone No.: Fax: E-Mail:	Georgina Chave 2 ½ Devonshire Square London, EC2M 4BB +44 207 672 6340 +44 207 615 0153 Georgina.chave@rbos.com / GBMLendingOpsEuropeanCommercial@rbos.com

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entity Name: Account Number (OMF):	Royal Bank of Scotland, London

SWIFT Code IBAN	RBOSGB2LGL O – Royal Bank of Scotland GLO, London GB29RBOS16107010091313 BANCA IMI S.P.A.
DOCUMENTATION Contact for Sending Documentation: Address Where Documentation Must Be Sent: Telephone No.: Fax: E-Mail:	Valentina Valente Giacomo Cerri Corso Matteotti, 6 20121 Milan +39 02 7751 2434 / +39 02 7751 2686 +39 02 7751 2442 valentina.valente@bancaimi.it / giacomo.cerri@bancaimi.it

CONTACTS FOR OPERATIONAL MATTERS

Name: Address: Telephone No.: Fax: E-Mail: With a copy to: Name: Address: Telephone: Fax: E-Mail:

Riccardo Lamanna
Corso Matteotti, 6 20121 Milan
+39 02 7751 2413
+39 02 7751 92413
riccardo.lamanna@bancaimi.it

Andrea Barbaglio

Corso Matteotti, 6 20121 Milan
+39 02 7751 2350
+39 02 7751 2393
andrea.barbaglio@bancaimi.it

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entit SWIFT Code	Banca IMI S.p.A. IMIT IT MM

NATEXIS BANQUES POPULAIRES, Spain Branch
DOCUMENTATION Contact for Sending Documentation: Address Where Documentation Must Be Sent: Telephone No.: Fax: E-Mail:	Ricardo Teissiere Paseo de Recoletos 7-9 // 28004 Madrid / Spain 34 91 837 47 54 34 91 837 47 81 Ricardo.teissiere@es.nxbp.com

CONTACTS FOR OPERATIONAL MATTERS

Name: Address: Telephone No.: Fax: E-Mail:	Esther Campos / Karine Rodríguez Paseo de Recoletos 7-9 // 28004 Madrid 34 91 837 47 25 /20 34 91 837 47 80 natexis@es.nxbp.com

DETAIL FOR PAYMENTS AND COLLECTIONS IN EUROS

Entity Name: BIC IBAN Account Number	BdE Treasury Account // ESPBESMM for international payments BFCEESMM ES18 9000 0001 2000 141 1479

29.2

Full Agreement

This Financing Agreement reflects all the agreements reached among the parties regarding the financing covered by it and it nullifies and invalidates any preparatory or other type of agreements or documents that may have been signed prior to today’s date.

29.3	Novation No party may claim novation of this agreement if it is not contained, expressly, in a document signed by the other party.

30. 30.1	LAW AND FORUM Applicable Law This agreement shall be governed by Spanish Law.

30.2	Judicial Forum Waiving all other forums that might appertain to them, the parties subject themselves to the Courts and Tribunals of the city of Madrid.

31.

CONFIDENTIALITY

The Lending Institutions undertake not to disclose to third parties any information related to this Agreement, except as a result of a judicial or administrative request or to comply with applicable law. Such prohibition shall not be applicable to third parties interested in acquiring a share of the aforementioned Agreement, who are suitable therefor pursuant to the provisions of Section 26, above, provided that such third parties have previously signed the corresponding confidentiality agreement.

32.

CERTIFIED DOCUMENT

The parties hereby certify this Agreement in a writing authorized by the Notary of Madrid, Mr. José Miguel García Lombardía, in order for all the amounts owed in virtue hereof to have the status of a documented credit, for all the effects stipulated in Article 517.2.4th and 572 to 574 of the Rules of Civil Procedure and other applicable legal precepts.

SIGNATURE PAGES FOLLOW

The content of this Financing Agreement as it appears written having been agreed to and approved by the parties, I issue one copy for a single effect, for it to be certified, containing ___ pages (including its appendices) written only on the front, they agree to sign only below their corresponding names.

The Obligee:

For FINANZAS DOS, S.A.

/s/ Juan Gallardo Cruces	/s/ José Ángel Tejero Santos
Signed: Mr. Juan Gallardo Cruces	Signed: Mr. José Ángel Tejero Santos

The Lending Institutions:

For BANCO SANTANDER CENTRAL HISPANO, S.A:
/s/ Manuel Pérez Peral	/s/ Ignacio Dominguez-Adame Bozzano
Signed: Mr. Manuel Pérez Peral	Signed: Mr. Ignacio Domínguez-Adame Bozzano

For: BNP PARIBAS Spain Branch

/s/ José Gefaell Chamochin	/s/ José Serrano-Suñer de Hoyos
Signed: Mr. José Gefaell Chamochin	Signed: Mr. José Serrano-Suñer de Hoyos

For: THE ROYAL BANK OF SCOTLAND, PLC

/s/ Jose Maria Arana Arbide	/s/ Francisco Javier Sierra Sopranis
Signed: Mr. Jose Maria Arana Arbide	Signed: Mr. Francisco Javier Sierra Sopranis

For CALYON, Spain Branch:

/s/ Rolando Menor Aguilera	/s/ Mr. Javier Álvarez-Rendueles Villar
Signed: Mr. Rolando Menor Aguilera	Signed: Mr. Javier Álvarez-Rendueles Villar

For BANCO BILBAO VIZCAYA ARGENTARIA, S.A:

/s/Fernando Vázquez de la Puerta	/s/ Juan Gortazar Sánchez-Torres
Signed: Mr. Fernando Vázquez de la Puerta	Signed: Mr. Juan Gortazar Sánchez-Torres

For BANCA IMI S.P.A.:

/s/ José Guardo Galdón
Signed: Mr. José Guardo Galdón

For NATEXIS BANQUES POPULAIRES, Spain Branch:

/s/ Ricardo Teissiere Carrión	/s/ José Luís Sánchez García
Signed: Mr. Ricardo Teissiere Carrión	Signed: Mr. José Luís Sánchez García

APPENDIX 3.2.1

Sample Request for Drawdown of Tranche A

Mr. / Mrs. [Agent] [Agent’s Address]

Re:	Tranche A for a maximum amount of € 4,594,984,200.80
Drawdown Charged to Tranche A of the Financing Agreement

Dear Sirs:

We are writing to you in relation to Tranche A in the amount of four billion five hundred ninety-four million nine hundred eighty-four thousand two hundred euros and eighty cents (€ 4,594,984,200.80) which forms part of a financing agreement that was formalized on December 21, 2006 in a private document, certified through a Writing granted before the Notary Mr. [ ] with number [ ] of his protocol (hereinafter, the “Financing Agreement”). The terms contained in this request have the same meaning as established in the Financing Agreement.

In virtue of the provisions of Stipulation 3.2.1 of the Financing Agreement, we hereby notify you of our intention to make a Drawdown charged to the aforementioned Tranche A of the Financing Agreement pursuant to the following terms:

(i) (ii) (iii)	Date of the Drawdown: […] Amount of the Drawdown: […] euros (EUR […]). Duration of the Interest Periods: […] ([…]) months.

To these ends, we would like to inform you that on the date this request is made:

(i)	The representations made in virtue of that contained in Stipulation 23 of the Financing Agreement continue in effect.

(ii)	No Adverse Material Change with respect to the Obligee has occurred or is foreseeable.

(iii)

That no Case of Accelerated Maturity of those stipulated in Stipulation 27 of the Financing Agreement has occurred or could foreseeably occur, nor will the Obligee fall under any of such cases as a result of the Drawdown requested.

(iv)	This notification complies with the requirements established in Stipulation 3.2.1 of the Financing Agreement.

Sincerely Mr. [ ] [Obligee]